UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Leggett & Platt, Incorporated

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Leggett & Platt®

2020 Annual Meeting
Proxy Statement

A MESSAGE FROM OUR CHAIRMAN AND CEO

Fellow Shareholders:

At Leggett & Platt, our mission is to enhance people’s lives by designing and manufacturing innovative, distinctive products and components for use in homes, automobiles, offices and airplanes. We efficiently turn ordinary materials into extraordinary products through the outstanding efforts of our 22,000 employees around the world.

At the core of our strategy is a commitment to excellence and innovation. The Company grows and prospers as we expand or obtain positions in attractive markets, develop inventive proprietary products, and continuously improve production and distribution efficiency. Through these efforts, we strive to generate Total Shareholder Return for our stockholders that ranks in the top 1/3 of the S&P 500.

Our Annual Meeting of Shareholders will be held on Friday, May 15, 2020, at our headquarters at the Cornell Campus in Carthage, Missouri, to address the agenda described in this Notice of Annual Meeting of Shareholders and Proxy Statement.

Your vote is very important — please vote as soon as possible, either online at www.proxypush.com/leg or by returning the enclosed proxy or voting instruction card.

On behalf of the Board of Directors, I thank you for your participation and investment in Leggett.

Sincerely,

LEGGETT & PLATT, INCORPORATED

Karl Glassman

Chairman and CEO

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

Friday, May 15, 2020 | 10:00 a.m. Central Time

Wright Conference Center, 1 Leggett Road, Carthage, Missouri

Dear Shareholders:

The annual meeting of shareholders of Leggett & Platt, Incorporated (the “Company”) will be held at the Company’s Wright Conference Center, 1 Leggett Road, Carthage, Missouri 64836, on Friday, May 15, 2020, at 10:00 a.m. Central Time:

1.	To elect eleven directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020;

3.	To approve the amendment and restatement of the Company’s Flexible Stock Plan;

4.	To provide an advisory vote to approve named executive officer compensation; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

You are entitled to vote only if you were a Leggett & Platt shareholder at the close of business on March 6, 2020.

An Annual Report to Shareholders outlining the Company’s operations during 2019 accompanies this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors,

Scott S. Douglas

Secretary

Carthage, Missouri

March 31, 2020

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 15, 2020

The enclosed proxy materials and access to the proxy voting site are also available to you on the Internet.

You are encouraged to review all of the information contained in the proxy materials before voting.

The Company’s Proxy Statement and Annual Report to Shareholders are available at:

www.leggett.com/proxy/2020

The Company’s proxy voting site can be found at:

www.proxypush.com/leg

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. It does not contain all the information that you should consider—please read the entire proxy statement before voting. These materials were first sent to our shareholders on March 31, 2020.

2020 Annual Meeting of Shareholders

Friday, May 15, 2020 10:00 a.m. Central Time Wright Conference Center 1 Leggett Road Carthage, Missouri Record Date: March 6, 2020	Proposal	Recommendation	Page
	1 – Election of Eleven Directors	FOR	12
	2 – Ratification of PWC as Independent Registered Public Accounting Firm	FOR	18
	3 – Approval of the Flexible Stock Plan	FOR	20
	4 – Advisory Vote to Approve Named Executive Officer Compensation	FOR	27

Business Highlights

In 2019, sales increased 11% to $4.75 billion. Our acquisition of Elite Comfort Solutions (ECS) in January 2019 added 13% to sales with other small acquisitions adding 1%. Full year organic sales growth, which excludes sales from acquisitions and divestitures in the last 12 months, in most of our businesses, including U.S. Spring, Automotive, Work Furniture, and Aerospace, was more than offset by the planned exit of business in Fashion Bed and Home Furniture (which reduced sales 3%) and weak trade demand for steel rod and wire.

The company generated a record $668 million of cash flow from operations in 2019, a $228 million increase over 2018. This improvement was driven by a significant reduction in working capital across the company and strong operating cash generation in many of our businesses, including ECS.

We posted full year EPS of $2.47 in 2019, an increase of $.21 versus 2018. Our 2019 EPS included a full year $.10 charge from restructuring-related costs as well as transaction costs related to the ECS acquisition. For detailed results, see the Company’s Annual Report on Form 10-K filed February 20, 2020.

We raised our dividend for the 48th consecutive year, reaching an indicated annual dividend of $1.60 per share with a 3.1% yield based on our year-end closing share price of $50.83.

Our primary financial goal is to achieve Total Shareholder Return (TSR) that ranks in the top third of the S&P 500 over rolling 3-year periods, which we believe will require average TSR of 11-14% per year over the long term. Our annual TSR for 2017 and 2018 was below the targeted range, but we significantly exceeded it for 2019. Over those same years, the TSR of the S&P 500 was well above historical averages. As a result, our recent three-year performance did not meet our top-third goal. We believe our disciplined growth strategy, portfolio management, and use of capital will support achievement of our goal over time.

2020 Proxy Statement | Leggett & Platt      1

Board Nominees

All of Leggett’s directors are elected for a one-year term by a majority of shares present and entitled to vote at the Annual Meeting. The 2020 director nominees are:

Mark A. Blinn Independent	Robert E. Brunner Independent	Mary Campbell Independent	J. Mitchell Dolloff President & COO
Retired President & CEO Flowserve Corporation	Retired Executive VP Illinois Tool Works	Chief Merchandising Officer Qurate Retail Group	President & COO Leggett & Platt, Incorporated
Manuel A. Fernandez Independent	Karl G. Glassman Chairman & CEO	Joseph W. McClanathan Independent	Judy C. Odom Independent
Managing Director SI Ventures	Chairman & CEO Leggett & Platt, Incorporated	Retired President & CEO — Household Products Division Energizer Holdings, Inc.	Retired Chair & CEO Software Spectrum
Srikanth Padmanabhan Independent	Jai Shah Independent	Phoebe A. Wood Independent
Vice President and President – Engine Business Segment Cummins, Inc.	Group President Masco Corporation	Retired Vice Chair & CFO Brown-Forman Corp.

	Mark Blinn	Robert Brunner	Mary Campbell	Mitchell Dolloff	Manuel Fernandez	Karl Glassman	Joseph McClanathan	Judy Odom	Srikanth Padmanabhan	Jai Shah	Phoebe Wood
Independent Director
L&P Director since	2019	2009	2019	2020	2014	2002	2005	2002	2018	2019	2005
Age	58	62	52	54	73	61	67	67	55	53	66
L&P Board Committees
Audit								Chair
Compensation		Chair
N&CG							Chair
Other Public Company Boards	3	2	0	0	2	0	1	1	0	0	3

EXPERIENCE AND QUALIFICATIONS
Financial/Accounting
Global Business
R&D/Innovation/Tech
Manufacturing/Operations
Corporate Governance
Strategic Planning
HR/Compensation
Risk Management
IT/Cybersecurity
L&P Industry Experience

Diversity – Our Nominating & Corporate Governance Committee recognizes the value of cultivating a Board with a diverse mix of opinions, perspectives, skills, experiences, and backgrounds. A diverse board enables more balanced, wide-ranging discussion in the boardroom, which, we believe, enhances the decision-making processes. The matrix above reflects some aspects of the Board’s diversity. In addition, six of our nine independent director nominees (67%) are women or racial/ethnic minorities.

2020 Proxy Statement | Leggett & Platt      2

Executive Compensation

L&P seeks to align our executives’ and shareholders’ interests through pay-for-performance. In 2019, 86% of our CEO’s target compensation was performance-based and 69% was delivered in equity-based awards.

Our compensation structure strives to strike an appropriate balance between short-term and longer-term compensation that reflects the short- and longer-term interests of the business. We believe this structure helps us attract, retain and motivate high-performing executives who will achieve outstanding results for our shareholders.

Key Components of Our Executive Officers’ 2019 Compensation Program

	Performance Metrics	Role within Compensation Program	How Designed and Determined	% of 2019 CEO Pay at Target
Base Salary	N/A	This is the only non-performance based component of our executives’ compensation. Target incentive payments and equity awards are set as a percentage of base salary.	Our Compensation Committee reviews executive salaries annually, based on market data, peer benchmarking, individual performance and internal equity.	14%
Annual Incentive	Return on Capital Employed (ROCE), Cash Flow, and Individual Performance Goals	The short-term cash incentive rewards achievement of specific business targets and individual goals within the fiscal year.	The ROCE and cash flow targets are based on the Company’s earnings guidance for the year. Payouts range from 0% to 150%, based upon actual performance.	17%
Performance Stock Units	Relative Total Shareholder Return (TSR) and growth of Earnings Before Interest and Taxes (EBIT CAGR)	Three-year relative TSR performance holds management accountable for creating and sustaining value for shareholders. Sustained EBIT growth is key to achieving our long-term TSR goals.	Relative TSR is measured against the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P Midcap 400. The three-year EBIT CAGR targets are aligned with our long-term TSR goals. Payouts range from 0% to 200%.	69%

Recent Changes to Long-Term Incentive Structure

From 2013 to 2017, our long-term incentive (LTI) awards consisted of (i) the two-year Profitable Growth Incentive (PGI) with vesting based upon a combination of revenue growth and EBITDA margin and (ii) the three-year Performance Stock Units (PSU) with vesting based upon relative TSR. In 2018, we made the following changes to our LTI awards to better align our performance-based programs with the Company’s long-term strategy:

•	The PGI program was eliminated with that portion of the participants’ LTI reallocated to the PSU awards with a three-year performance period (the PGI was a two-year award).

•	The metrics for the PSU awards were modified with 50% continuing to vest based upon relative TSR and 50% now based upon EBIT CAGR, key to achieving our long-term TSR goals.

Following the 2018 changes, we gathered feedback from participants on the updated LTI programs and benchmarked our programs against the broader market. At the end of this process, the Compensation Committee determined that the 2020 LTI awards for our executive officers would be reallocated as follows:

•	Two-thirds of the target award value will be granted as PSUs based on relative TSR and EBIT CAGR over a three-year performance period.

•	One-third of the target award value will be granted as restricted stock units (RSUs) vesting in one-third increments over three years.

We believe the 2020 changes will move our LTI practices closer to market, make us more competitive for talent, and continue to support our business objectives.

2020 Proxy Statement | Leggett & Platt      3

Key Features of Our Executive Officer Compensation Program

	What We Do		What We Don’t Do

✓	Pay for Performance – A significant majority of our named executive officers’ (NEOs) compensation is at-risk variable compensation.	×	No Excessive Perquisites – Perquisites represent less than 1% of our NEOs’ compensation.
✓	Multiple Performance Metrics – Variable compensation is based on more than one measure to encourage balanced incentives.	×	No Hedging or Pledging – We do not permit our executive officers to engage in either hedging or pledging activities with respect to Leggett shares.
✓	Incentive Award Caps – All of our variable compensation plans have maximum payout limits.	×	No Dividends on Equity Awards Prior to Vesting
✓	Benchmarking – We compare our compensation package to market surveys and a customized peer group, and the Committee engages an independent consultant.	×	No Single-Trigger Change in Control – Our CIC-related cash severance and equity awards (other than legacy stock options) have a double trigger.
✓	Tally Sheets – The Compensation Committee reviews the NEOs’ overall compensation packages and potential severance payouts.	×	No Employment Agreements – All of our NEOs are employed at-will, except for Mr. Tate’s 24-month Separation Agreement (see page 40).
✓	Stock Ownership Requirements – All NEOs are subject to robust stock ownership requirements.	×	No Tax Gross-Ups
✓	Confidentiality & Non-Compete Agreements – All NEOs are subject to confidentiality and non-compete agreements.	×	No Share Recycling
✓	Clawbacks – Our policies exceed the mandates of Sarbanes-Oxley.	×	No Repricing of Options or Cash Buyouts

Flexible Stock Plan (page 20)

Our shareholders will be voting whether to authorize 10 million additional shares under the Company’s Flexible Stock Plan. These shares are primarily used in our equity-based long-term incentive awards, as well as our stock-based retirement and deferred compensation programs.

In 2019, approximately 3,800 employees purchased Leggett stock through payroll contributions or deferrals of cash compensation. We feel the shares issued under the Flexible Stock Plan align our executives and employees with our shareholders by tying their financial future to the long-term performance of Leggett stock.

We expect the increase in shares will fund our equity-based programs for the next four years. All full-value awards (such as performance stock units and restricted stock) count as three shares against the number of authorized shares. Our burn rate from 2017 through 2019 has averaged 0.52% and reflects our responsible use of shares under the Plan.

2020 Proxy Statement | Leggett & Platt      4

CORPORATE GOVERNANCE AND BOARD MATTERS

Leggett & Platt has a long-standing commitment to sound corporate governance principles and practices. The Board of Directors has adopted Corporate Governance Guidelines that establish the roles and responsibilities of the Board and management. The Board has also adopted a Code of Business Conduct and Ethics applicable to all Company employees, officers and directors, as well as a separate Financial Code of Ethics applicable to the Company’s CEO, CFO, and principal accounting officer. These documents can be found at www.leggett-search.com/governance. Information on our website does not constitute part of this proxy statement.

Director Independence

The Board reviews director independence annually and during the year upon learning of any change in circumstances that may affect a director’s independence. The Company has adopted director independence standards (the “Independence Standards”) that satisfy the NYSE listing requirements and can be found at www.leggett-search.com/governance. A director who meets all the Independence Standards will be presumed to be independent.

While the Independence Standards help the Board to determine director independence, they are not the only criteria. The Board also reviews the relevant facts and circumstances of any material relationships between the Company and its directors during the independence assessment. Based on its review, the Board has determined that all of its current non-management directors are independent. The director biographies accompanying Proposal 1—Election of Directors identify our independent and management directors on the ballot.

All of our non-management directors meet the additional independence standards for audit committee service under NYSE and SEC rules and are financially literate, as defined by NYSE rules. In addition, Mark Blinn, Joseph McClanathan, Judy Odom, Srikanth Padmanabhan, and Phoebe Wood meet the SEC’s definition of an “audit committee financial expert.” No member serves on the audit committee of more than three public companies.

All of our non-management directors satisfy the enhanced independence standards required by the NYSE listing standards and SEC rules for service on the Compensation Committee.

Board Leadership Structure

Our Corporate Governance Guidelines allow the roles of Chairman of the Board and CEO to be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined based upon the Company’s needs and the Board’s assessment of the Company’s leadership from time to time.

The Board elected CEO Karl Glassman as Chairman effective January 1, 2020, and appointed R. Ted Enloe, III as the independent Lead Director, believing this arrangement best serves the Board, the Company and our shareholders.

The Lead Director’s responsibilities include:

•	Serving as the liaison between the Chairman and the independent directors.

•	Acting as the principal representative of the independent directors in communicating with shareholders.
•	Setting the schedule and agenda for Board meetings, and overseeing delivery of materials to the directors, together with the Chairman.

•	Calling special executive sessions of the independent directors upon notice to the full Board.

•	Presiding over meetings of the non-management directors and over Board meetings in the Chairman’s absence.

Our non-management directors regularly hold executive sessions without management present. At least one executive session per year is attended by only independent, non-management directors, and such an executive session was held at each quarterly Board meeting in 2019.

2020 Proxy Statement | Leggett & Platt      5

Corporate Governance and Board Matters

Communication with the Board

Shareholders and all other interested parties who wish to contact our Board of Directors may e-mail our Lead Director, Mr. Enloe, at leaddirector@leggett.com. They can also write to Leggett & Platt Lead Director, P.O. Box 637, Carthage, MO 64836. The Corporate Secretary’s office reviews this correspondence and periodically provides the Lead Director all communications except items unrelated to Board functions. The Lead Director may forward communications to the full Board or to any of the other independent directors for further consideration.

In 2019, we engaged with shareholders on a variety of issues, including board refreshment, with an independent director participating in those discussions, as appropriate.

Board and Committee Composition and Meetings

The Board held four meetings in 2019, and its committees met the number of times listed in the table below. All directors attended at least 75% of the Board meetings and their respective committee meetings. Directors are expected to attend the Company’s annual meeting of shareholders, and all of them attended the 2019 annual meeting.

The Board has a standing Audit Committee, Compensation Committee, and Nominating & Corporate Governance (N&CG) Committee. These committees consist entirely of independent directors, and each operates under a written charter adopted by the Board. The Audit, Compensation, and N&CG Committee charters are posted on our website at www.leggett-search.com/governance.

Audit Committee Judy C. Odom (Chair) Mark A. Blinn Mary Campbell Joseph W. McClanathan Srikanth Padmanabhan Phoebe A. Wood Meetings in 2019: 4

The Audit Committee assists the Board in the oversight of:

•   Independent registered public accounting firm’s qualifications, independence, appointment, compensation, retention and performance.

•   Internal control over financial reporting.

•   Guidelines and policies to govern risk assessment and management.

•   Performance of the Company’s internal audit function.

•   Integrity of the financial statements and external financial reporting.

•   Legal and regulatory compliance.

•   Complaints and investigations of any questionable accounting, internal control or auditing matters.

Compensation Committee Robert E. Brunner (Chair) R. Ted Enloe, III Manuel A. Fernandez Jai Shah Meetings in 2019: 5

The Compensation Committee assists the Board in the oversight and administration of:

•   Corporate goals and objectives regarding CEO compensation and evaluation of the CEO’s performance in light of those goals and objectives.

•   Non-CEO executive officer compensation.

•   Cash and equity-based compensation for directors.

•   Incentive compensation and equity-based plans that are subject to Board approval.

•   Grants of awards under incentive and equity-based plans required to comply with applicable tax laws.

•   Employment agreements and severance benefit agreements with the CEO and executive officers, as applicable.

•   Related person transactions of a compensatory nature.

Nominating & Corporate Governance Committee Joseph W. McClanathan (Chair) Robert E. Brunner R. Ted Enloe, III Manuel A. Fernandez Judy C. Odom Phoebe A. Wood Meetings in 2019: 5

The N&CG Committee assists the Board in the oversight of:

•   Corporate governance principles, policies and procedures.

•   Identifying qualified candidates for Board membership and recommending director nominees.

•   Recommending committee members and Board leadership positions.

•   Director independence and related person transactions.

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Corporate Governance and Board Matters

On February 19, 2020, the Board approved changes to the committee rosters provided above such that, effective April 15, 2020, (i) Joseph McClanathan will no longer be on the Audit Committee and will become a member of the Compensation Committee, (ii) Judy Odom will no longer be on the N&CG Committee, (iii) Jai Shah will become a member of the N&CG Committee, and (iv) Phoebe Wood will become the Audit Committee Chair and will no longer be on the N&CG Committee.

Board and Committee Evaluations

The Board and each of its Committees conduct an annual self-evaluation of their practices and charter responsibilities. In addition, the Board periodically conducts director peer reviews of the qualifications and contributions of its individual members.

Board’s Oversight of Risk Management

The Company’s CEO and other senior managers are responsible for assessing and managing various risk exposures on a day-to-day basis. Our Enterprise Risk Management Committee (the “ERM Committee”), currently composed of 14 executives and chaired by our CFO, adopted guidelines by which the Company identifies, assesses, monitors and reports financial and non-financial risks material to the Company.

The ERM Committee meets at least quarterly. Identified risks, including emerging risks, are assigned to a team of subject matter experts who meet regularly throughout the year and provide an updated assessment report twice each year (or as circumstances require) for their respective risk areas. On a semi-annual basis, a risk summary report is assembled from these reports for review by the ERM Committee with a summary of each risk category provided to senior management and the Board concerning (i) the likelihood, significance, and impact velocity of each risk category, (ii) management’s steps to monitor and control risks, and (iii) identified emerging risks. The Audit Committee annually reviews and discusses the guidelines and policies to govern the process by which risk assessment and management is undertaken, and reviews and discusses major financial risks on a semi-annual basis.

In addition, a designated Board member receives a copy of all reports lodged through the Company’s ethics hotline.

The Company has formal processes in place for both incident response and cybersecurity continuous improvement that includes a cross functional Cyber Security Oversight Committee. The Chief Information Officer (a member of the

Cyber Security Oversight Committee) updates the Board quarterly on cyber activity, with procedures in place for interim reporting as necessary.

The Compensation Committee’s oversight of executive officer compensation, including the assessment of compensation risk for executive officers, is detailed in the Compensation Discussion & Analysis section on page 28. The Committee also assesses our compensation structure for employees generally and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The following factors contributed to this determination:

•	We use a combination of short-term and long-term incentive rewards that are tied to varied and complementary measures of performance and have overlapping performance periods.

•	We use a common annual incentive plan across all business units.

•	Our annual incentive plan and our omnibus equity plan contain clawback provisions that enable the Committee to recoup incentive payments, when triggered.

•	Our employees below key management levels have a small percentage of their total pay in variable compensation.

•	We promote an employee ownership culture to better align employees with shareholders, with approximately 3,800 employees contributing their own funds to purchase Company stock under various stock purchase plans in 2019.

Consideration of Director Nominees and Diversity

The Nominating & Corporate Governance Committee is responsible for identifying and evaluating qualified candidates for election to the Board of Directors. The Committee’s procedure and the Company’s bylaws can be found at www.leggett-search.com/governance. Following its evaluation, the N&CG Committee recommends to the full Board a slate of director candidates for inclusion in the Company’s proxy statement and proxy card.

2020 Proxy Statement | Leggett & Platt      7

Corporate Governance and Board Matters

Incumbent Directors. In the case of incumbent directors, the N&CG Committee reviews each director’s overall service during his or her current term, including the number of meetings attended, level of participation, quality of performance and any transactions between the director and the Company.

New Director Candidates. In the case of new director candidates, the N&CG Committee first determines whether the nominee will be independent under NYSE rules, then identifies any special needs of the Board. The N&CG Committee will consider individuals recommended by Board members, Company management, shareholders and, if it deems appropriate, a professional search firm. In 2019, the Company retained a search firm, Diversified Search, to assist with identifying and evaluating potential director candidates, including Mr. Blinn, Ms. Campbell, and Mr. Shah.

The N&CG Committee seeks to identify and recruit the best available candidates, who should have the following minimum qualifications:

•	Character and integrity.

•	A commitment to the long-term growth and profitability of the Company.

•

A willingness and ability to make a sufficient time commitment to the affairs of the Company to effectively perform the duties of a director, including regular attendance at Board and committee meetings.

•	Significant business or public experience relevant and beneficial to the Board and the Company.

Board Diversity. The N&CG Committee recognizes the value of cultivating a Board with a diverse mix of opinions, perspectives, skills, experiences, and backgrounds. A diverse board enables more balanced, wide-ranging discussion in the boardroom, which, we believe, enhances the decision-making processes. Having diverse representation and a variety of viewpoints is also important to our shareholders and other stakeholders.

As such, the N&CG Committee considers director candidates from a wide variety of backgrounds, without discrimination based on race, ethnicity, color, ancestry, national origin, religion, sex, sexual orientation, gender identity, age, disability, or any other status protected by law.

All nominations to the Board will be based upon merit and experience relevant to the Board’s current and anticipated needs, as well as Leggett’s businesses. Subject to this overarching principle, the N&CG Committee will have regard for the need to consider director candidates to maintain and strengthen the Board’s diversity.

Director Recommendations from Shareholders. The N&CG Committee does not intend to alter its evaluation process, including the minimum criteria set forth above, for candidates recommended by a shareholder. Shareholders who wish to recommend candidates for the N&CG Committee’s consideration must submit a written recommendation to the Secretary of the Company at 1 Leggett Road, Carthage, MO 64836. Recommendations must be sent by certified or registered mail and received by December 15th for the N&CG Committee’s consideration for the following year’s annual meeting of shareholders. Recommendations must include the following:

•	Shareholder’s name, number of shares owned, length of period held and proof of ownership.

•	Candidate’s name, address, phone number and age.

•

A resume describing, at a minimum, the candidate’s educational background, occupation, employment history and material outside commitments (memberships on other boards and committees, charitable foundations, etc.).

•

A supporting statement which describes the shareholder’s and candidate’s reasons for nomination to the Board of Directors and documents the candidate’s ability to satisfy the director qualifications described above.

•	The candidate’s consent to a background investigation.

•	The candidate’s written consent to stand for election if nominated by the Board and to serve if elected by the shareholders.

•	Any other information that will assist the N&CG Committee in evaluating the candidate in accordance with this procedure.

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Corporate Governance and Board Matters

Director Nominations for Inclusion in Leggett’s Proxy Materials (Proxy Access). In 2017, the Board approved a proxy access bylaw, which permits a shareholder, or group of up to 20 shareholders, owning at least 3% of our outstanding shares continuously for at least three years, to nominate and include in Leggett’s proxy materials up to the greater of two nominees or 20% of the Board, provided the shareholders and nominees satisfy the requirements specified in our bylaws. Notice of proxy access nominees for the 2021 annual meeting must be received no earlier than January 15, 2021 and no later than February 14, 2021.

Notice of Other Director Nominees. For shareholders intending to nominate a director candidate for election at the 2021 annual meeting outside of the Company’s nomination process, our bylaws require that the Company receive notice of the nomination no earlier than January 15, 2021 and no later than February 14, 2021. This notice must provide the information specified in Section 2.2 of the bylaws.

Transactions with Related Persons

According to our Corporate Governance Guidelines, the N&CG Committee reviews and approves or ratifies transactions in which a related person has a direct or indirect material interest, the Company or a subsidiary is a participant, and the amount involved exceeds $120,000. If the transaction with a related person concerns compensation, the Compensation Committee conducts the review.

The Company’s executive officers and directors are expected to notify the Company’s Corporate Secretary of any current or proposed transaction that may be a related person transaction. The Corporate Secretary will determine if it is a related person transaction and, if so, will include it for consideration at the next meeting of the appropriate Committee. Approval should be obtained in advance of a related person transaction whenever practicable. If it becomes necessary to approve a related person transaction between meetings, the Chair of the appropriate Committee is authorized to act on behalf of the Committee. The Chair will provide a report on the matter to the full Committee at its next meeting.

The full policy for reviewing transactions with related persons, including categories of pre-approved transactions, is found in our Corporate Governance Guidelines available on our website at www.leggett-search.com/governance.

Each of the following transactions was approved in accordance with our Corporate Governance Guidelines:

•

We buy shares of our common stock from our employees from time to time. In 2019 we purchased shares from two of our executive officers: 21,893 shares from Karl Glassman for a total of $1,031,650, and 23,004 shares from Russell Iorio for a total of $1,103,213. All employees, including executive officers, pay a $25 administrative fee for each transaction. If the Company agrees to purchase stock before noon, the purchase price is the closing stock price on the prior business day; if the agreement is made after noon, the purchase price is the closing stock price on the day of purchase.

•

The Company employs one relative of its directors and executive officers with total compensation in excess of the $120,000 related person transaction threshold. Bren Flanigan, Director—Corporate Development, the brother of former CFO Matthew Flanigan, had total compensation of $300,723 in 2019 (consisting of salary and annual incentive earned in 2019 and the grant date fair value of equity-based awards issued in 2019).

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Corporate Governance and Board Matters

Director Compensation

Our non-management directors receive an annual retainer, consisting of a mix of cash and equity, as set forth below. Our management directors (Mr. Glassman and Mr. Dolloff) do not receive additional compensation for their Board service.

Cash Compensation
Director Retainer	$90,000
Audit Committee Retainer
Chair	25,000
Member	10,000
Compensation Committee Retainer
Chair	20,000
Member	8,000
N&CG Committee Retainer
Chair	15,000
Member	7,000
Equity Compensation – Restricted Stock or RSUs
Board Chair Retainer (includes director retainer)	300,000
Director Retainer	150,000

The Compensation Committee reviews director compensation annually and recommends any changes to the full Board for consideration at its May meeting. The Committee considers national survey data and trends, as well as peer company benchmarking data (see discussion of the executive compensation peer group at page 38), but does not target director compensation to any specific percentage of the median. Following two years with no changes to the compensation arrangements, in 2019 the director’s annual cash retainer was increased by $10,000 and the annual equity award was increased by $15,000.

The directors’ equity awards are generally granted on the date of the Annual Meeting, and a prorated award is granted to a director elected by the Board at another time of the year. Mr. Enloe served as Board Chair from May 2016 through January 1, 2020, at which time he became Lead Director. Mr. Enloe’s compensation was not adjusted in connection with this transition. The Board expects to re-evaluate the Lead Director compensation at its May 2020 Board meeting.

Directors may elect to receive the equity retainer in restricted stock or restricted stock units (“RSUs”). Electing RSUs enables directors to defer receipt of the shares for two to ten years while accruing dividend equivalent shares at a 20% discount to market price over the deferral period. Both restricted stock and RSUs vest one year after the grant date.

Many of our directors elected to defer a portion of their 2019 cash retainer into Leggett stock units at a 20% discount under the Company’s Deferred Compensation Program, described on page 36. Interest-bearing cash deferrals and stock options are the other alternatives under the Program.

Our non-management directors currently comply with the stock ownership guidelines requiring them to hold Leggett stock with a value of five times their annual cash retainer within five years of joining the Board.

The Company pays for all travel expenses the directors incur to attend Board meetings.

2020 Proxy Statement | Leggett & Platt      10

Corporate Governance and Board Matters

Director Compensation in 2019

Our non-management directors received the following compensation in 2019:

Director	Fees Earned or Paid in Cash(1)(2)	Stock Awards(3)	Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Mark A. Blinn	$50,000	$150,000		$3,056	$203,056
Robert E. Brunner	107,500	150,000	$9,076	63,180	329,756
Mary Campbell	25,000	75,000			100,000
R. Ted Enloe, III	105,000	300,000		12,709	417,709
Manuel A. Fernandez	100,000	150,000	5,789	51,213	307,002
Joseph W. McClanathan	114,000	150,000		5,522	269,522
Judy C. Odom	121,000	150,000	7,024	43,220	321,244
Srikanth Padmanabhan	95,000	150,000		4,820	249,820
Jai Shah	49,000	150,000		3,056	202,056
Phoebe A. Wood	108,500	150,000	12,687	80,929	352,116

(1)

These amounts include cash compensation deferred into stock units under our Deferred Compensation Program. The following directors deferred cash compensation into stock units: Brunner—$107,500, Fernandez—$100,000, Odom—$60,500, and Wood—$108,500.

(2)

The amounts shown for Mr. Blinn and Mr. Shah reflect the quarterly cash retainer payments for a partial year of service following their May 7, 2019 appointment as directors. Similarly, Ms. Campbell’s amount reflects her partial year of service following her November 5, 2019 appointment.

(3)

These amounts reflect the grant date fair value of the annual restricted stock or RSU awards, which was $150,000 for each director except Mr. Enloe’s restricted stock award of $300,000 for his service as the Board Chair and Ms. Campbell’s restricted stock award of $75,000 to reflect her partial year of service. The grant date fair value of these awards is determined by the stock price on the day of the award.

(4)	These amounts include the 20% discount on stock unit dividends acquired under our Deferred Compensation Program and RSUs.

(5)

Items in excess of $10,000 that are reported in this column consist of (i) dividends paid on the annual restricted stock or RSU awards and dividends paid on stock units acquired under our Deferred Compensation Program: Brunner—$36,305, Enloe—$11,318, Fernandez—$26,213, Odom—$28,095, and Wood—$53,804; and (ii) the 20% discount on stock units purchased with deferred cash compensation: Brunner—$26,875, Fernandez—$25,000, Odom—$15,125, and Wood—$27,125.

All of our non-management directors held unvested stock or stock units as of December 31, 2019 as set forth below. The restricted stock and RSUs will vest on May 7, 2020.

Director	Restricted Stock	Restricted Stock Units
Mark A. Blinn	3,820
Robert E. Brunner		3,915
Mary Campbell	1,389
R. Ted Enloe, III	7,639
Manuel A. Fernandez	3,820
Joseph W. McClanathan	3,820
Judy C. Odom		3,915
Srikanth Padmanabhan	3,820
Jai Shah	3,820
Phoebe A. Wood	3,820

Only one director held outstanding stock options as of December 31, 2019: Mr. Enloe’s 10,174 options granted in lieu of cash compensation under our Deferred Compensation Program.

2020 Proxy Statement | Leggett & Platt      11

1	PROPOSAL ONE: Election of Directors
At the 2020 annual meeting, eleven directors are nominated to hold office until the 2021 Annual Meeting of Shareholders, or until their successors are elected and qualified. All nominees have been previously elected by our shareholders, except Mr. Blinn, Ms. Campbell, Mr. Dolloff, and Mr. Shah who were appointed by the Board of Directors in 2019. After over 50 years of outstanding service to the Board, on February 18, 2020, Mr. Enloe notified the Company that he will retire from the Board, effective as of the 2020 annual meeting and, as such, has not been nominated for re-election.. If any nominee named below is unable to serve as a director (an event the Board does not anticipate), the proxy will be voted for a substitute nominee, if any, designated by the Board.

In recommending the slate of director nominees, our Board has chosen individuals of character and integrity, with a commitment to the long-term growth and profitability of the Company. We believe each of the nominees brings significant business or public experience relevant and beneficial to the Board and the Company, as well as a work ethic and disposition that foster the collegiality necessary for the Board and its committees to function efficiently and best represent the interests of our shareholders.

Additional information concerning the directors is found in the Proxy Summary at page 2.

Mark A. Blinn
Independent Director Director Since: 2019 Age: 58 Committees: Audit

Professional Experience:

Mr. Blinn was President and Chief Executive Officer and a director of Flowserve Corporation, a leading provider of fluid motion and control products and services for the global infrastructure markets, from 2009 until his retirement in 2017. He previously served Flowserve as Chief Financial Officer from 2004 to 2009 and in the additional role of Head of Latin America from 2007 to 2009. Prior to Flowserve, Mr. Blinn’s positions included Chief Financial Officer of FedEx Kinko’s Office and Print Services Inc. and Vice President, Corporate Controller and Chief Accounting Officer of Centex Corporation.

Education:

Mr. Blinn holds a bachelor’s degree, a law degree, and an MBA from Southern Methodist University.

Public Company Boards:

Mr. Blinn currently serves as a director of Texas Instruments, Incorporated, a global semiconductor design and manufacturing company, Kraton Corporation, a leading global producer of polymers for a wide range of applications, and Emerson Electric Co., a global technology and engineering company for industrial, commercial and residential markets.

Director Qualifications:

As the former CEO and CFO of Flowserve, Mr. Blinn has exceptional leadership experience in operations and finance, as well as strategic planning and risk management. His board service at other global, public companies provides additional perspective on current finance, oversight, and governance matters.

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Proposals to be Voted on at the Annual Meeting

Robert E. Brunner
Independent Director Director Since: 2009 Age: 62 Committees: Compensation, Chair Nominating & Corporate Governance

Professional Experience:

Mr. Brunner was the Executive Vice President of Illinois Tool Works (ITW), a Fortune 250 global, multi-industrial manufacturer of advanced industrial technology, from 2006 until his retirement in 2012. He previously served ITW as President—Global Auto beginning in 2005 and President—North American Auto from 2003.

Education:

Mr. Brunner holds a degree in finance from the University of Illinois and an MBA from Baldwin-Wallace University.

Public Company Boards:

Mr. Brunner currently serves as the non-executive chair of NN, Inc., a diversified industrial company that designs and manufactures high-precision components and assemblies on a global basis, and as a director of Lindsay Corporation, a global manufacturer of irrigation equipment and road safety products.

Director Qualifications:

Mr. Brunner’s experience and leadership with ITW, a diversified manufacturer with a global footprint, provides valuable insight to our Board on the automotive strategy, business development, mergers and acquisitions, operations, and international issues.

Mary Campbell
Independent Director Director Since: 2019 Age: 52 Committees: Audit

Professional Experience:

Ms. Campbell was appointed Chief Merchandising Officer of Qurate Retail Group and Chief Commerce Officer of QVC US, in 2018. Qurate Retail Group is comprised of eight leading retail brands including QVC, HSN and Zulily and is a leader in video commerce, a top-10 ecommerce retailer, and a leader in mobile and social commerce. During her more than 20 years with the company, Ms. Campbell held various leadership positions across the Merchandising, Planning and Commerce Platforms functions. Most recently, and prior to her current position, she served Qurate Retail Group as Chief Merchandising and Interactive Officer in 2018 and as Chief Interactive Experience Officer from 2017 to 2018. She also served as Executive Vice President, Commerce Platforms for QVC from 2014 to 2017.

Education:

Ms. Campbell holds a bachelor’s degree in psychology from Central Connecticut State University.

Director Qualifications:

Through her positions at Qurate Retail Group and QVC, Ms. Campbell has extensive knowledge in consumer driven product innovation, marketing and brand building, and traditional and new media platforms, and leading teams for long term growth and evolution.

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Proposals to be Voted on at the Annual Meeting

J. Mitchell Dolloff
Management Director Director Since: 2020 Age: 54 Committees: None

Professional Experience:

Mr. Dolloff was appointed the Company’s President and Chief Operating Officer, President—Bedding Products effective January 1, 2020. He has served the Company as Executive Vice President—Chief Operating Officer since January 1, 2019; President—Specialized Products & Furniture Products from 2017 to 2019; Senior Vice President and President of Specialized Products from 2016 to 2017; Vice President and President of the Automotive Group from 2014 to 2015; President of Automotive Asia from 2011 to 2013; Vice President of Specialized Products from 2009 to 2013; and in various other capacities for the Company since 2000.

Education:

Mr. Dolloff holds a degree in economics from Westminster College (Fulton, Missouri), as well as a law degree and an MBA from Vanderbilt University.

Director Qualifications:

As the Company’s President and Chief Operating Officer, Mr. Dolloff provides in-depth global operational knowledge to the Board and will complement the Board’s oversight and strategy roles as those plans are implemented throughout the Company.

Manuel A. Fernandez
Independent Director Director Since: 2014 Age: 73 Committees: Compensation Nominating & Corporate Governance

Professional Experience:

Mr. Fernandez co-founded SI Ventures, a venture capital firm focusing on IT and communications infrastructure, and has served as the managing director since 2000. Previously, he served as the Chairman, President and Chief Executive Officer at Gartner, Inc., a research and advisory company, from 1989 to 2000. Prior to Gartner, Mr. Fernandez was President and CEO of three technology-driven companies, including Dataquest, an information services company, Gavilan Computer Corporation, a laptop computer manufacturer, and Zilog Incorporated, a semiconductor manufacturer. Mr. Fernandez was the Executive Chairman of Sysco Corporation, a marketer and distributor of foodservice products, from 2012 until his retirement in 2013, having previously served as Non-executive Chairman since 2009 and as a director since 2006.

Education:

Mr. Fernandez holds a degree in electrical engineering from the University of Florida and completed post-graduate work in solid-state engineering at the University of Florida.

Public Company Boards:

Mr. Fernandez currently serves as the non-executive chairman of Brunswick Corporation, a market leader in the marine industry, and as the lead independent director of Performance Food Group Company, a foodservice products distributor. He was previously a director of Tibco, a global leader in infrastructure and business intelligence software, and Time, Inc., a global media company.

Director Qualifications:

Mr. Fernandez’ venture capital experience, leadership of several technology companies as CEO and service on a number of public company boards offers Leggett outstanding insight into corporate strategy and development, information technology, international growth, and corporate governance.

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Proposals to be Voted on at the Annual Meeting

Karl G. Glassman
Management Director Director Since: 2002 Chairman Since: 2020 Age: 61 Committees: None

Professional Experience:

Mr. Glassman was appointed Chairman of the Board effective January 1, 2020 and continues to serve as Chief Executive Officer since his appointment in 2016. He previously served as President from 2013 to 2019, Chief Operating Officer from 2006 to 2015, Executive Vice President from 2002 to 2013, President of the Residential Furnishings Segment from 1999 to 2006, Senior Vice President from 1999 to 2002, and in various capacities since 1982.

Education:

Mr. Glassman holds a degree in business management and finance from California State University—Long Beach.

Public Company Boards:

Mr. Glassman previously served as a director of Remy International, Inc., a leading global manufacturer of alternators, starter motors and electric traction motors.

Director Qualifications:

As the Company’s CEO, Mr. Glassman provides comprehensive insight to the Board from strategic planning to implementation at all levels of the Company around the world, as well as the Company’s relationships with investors, the financial community and other key stakeholders. Mr. Glassman also serves on the Board of Directors of the National Association of Manufacturers.

Joseph W. McClanathan
Independent Director Director Since: 2005 Age: 67 Committees: Audit Nominating & Corporate Governance, Chair

Professional Experience:

Mr. McClanathan served as President and Chief Executive Officer of the Household Products Division of Energizer Holdings, Inc., a manufacturer of portable power solutions, from 2007 through his retirement in 2012. Previously, he served Energizer as President and Chief Executive Officer of the Energizer Battery Division from 2004 to 2007, as President—North America from 2002 to 2004, and as Vice President—North America from 2000 to 2002.

Education:

Mr. McClanathan holds a degree in management from Arizona State University.

Public Company Boards:

Mr. McClanathan currently serves as a director of Brunswick Corporation, a market leader in the marine industry.

Director Qualifications:

Through his leadership experience at Energizer and as a former director of the Retail Industry Leaders Association, Mr. McClanathan offers an exceptional perspective to the Board on manufacturing operations, marketing and development of international capabilities.

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Proposals to be Voted on at the Annual Meeting

Judy C. Odom
Independent Director Director Since: 2002 Age: 67 Committees: Audit, Chair Nominating & Corporate Governance

Professional Experience:

Until her retirement in 2002, Ms. Odom was Chief Executive Officer and Board Chair at Software Spectrum, Inc., a global business to business software services company, which she co-founded in 1983. Prior to founding Software Spectrum, she was a partner with the international accounting firm, Grant Thornton.

Education:

Ms. Odom is a licensed Certified Public Accountant and holds a degree in business administration from Texas Tech University.

Public Company Boards:

Ms. Odom is a director of Sabre, Inc., which provides technology solutions for the global travel and tourism industry, and she was previously a director of Harte-Hanks, a direct marketing service company.

Director Qualifications:

Ms. Odom’s director experience with several companies offers a broad leadership perspective on strategic and operating issues. Her experience co-founding Software Spectrum and growing it to a global Fortune 1000 enterprise before selling it to another public company provides the insight of a long-serving CEO with international operating experience.

Srikanth Padmanabhan
Independent Director Director Since: 2018 Age: 55 Committees: Audit

Professional Experience:

Mr. Padmanabhan has served Cummins Inc., a global manufacturer of engines and power solutions, as a Vice President since 2008 and President of its Engine Business segment since 2016. Previously, he served Cummins as Vice President—Engine Business from 2014 to 2016, Vice President and General Manager of Emission Solutions from 2008 to 2014, and in various other capacities since 1991.

Education:

Mr. Padmanabhan holds a bachelor’s degree in mechanical engineering from the National Institute of Technology in Trichy, India, a Ph.D. in mechanical engineering from Iowa State University, and has completed the Advanced Management Program at Harvard Business School.

Director Qualifications:

With nearly 30 years at Cummins in a variety of leadership roles, Mr. Padmanabhan offers considerable knowledge of the automotive industry and the industrial sector. He brings extensive experience in managing operations, technology and innovation across a multi-billion-dollar global business. He has lived and worked in India, the United States, Mexico, and the United Kingdom.

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Proposals to be Voted on at the Annual Meeting

Jai Shah
Independent Director Director Since: 2019 Age: 53 Committees: Compensation

Professional Experience:

Mr. Shah serves as a Group President of Masco Corporation, a Fortune 500 global leader in the design, manufacture and distribution of branded home improvement and building products. In this position since 2018, Mr. Shah has responsibility for operating companies with leading brands in architectural coatings, decorative and outdoor lighting, decorative hardware and wellness businesses in North America. Mr. Shah is also responsible for Masco’s Corporate Strategic Planning activities. He previously served as President of Delta Faucet Company, a Masco business unit, from 2014 to 2018, as Vice President and Chief Human Resources Officer for Masco from 2012 to 2014, and in various capacities since 2003. Prior to Masco, Mr. Shah held a number of senior management positions at Diversey Corporation and served as Senior Auditor for KPMG Peat Marwick Chartered Accountants.

Education:

Mr. Shah is a Certified Public Accountant and Chartered Professional Accountant (Canada) and holds an MBA from the University of Michigan, and bachelor’s and master’s degrees in accounting from the University of Waterloo in Ontario, Canada.

Director Qualifications:

Mr. Shah’s range of experience at Masco in a variety of operational, financial and corporate roles offers the Board a broad perspective on relevant issues facing global corporations, including growth strategy development and implementation, talent management, and adapting to e-business and market innovations.

Phoebe A. Wood
Independent Director Director Since: 2005 Age: 66 Committees: Audit Nominating & Corporate Governance

Professional Experience:

Ms. Wood has been a principal in CompaniesWood, a consulting firm specializing in early stage investments, since her 2008 retirement as Vice Chairman and Chief Financial Officer of Brown-Forman Corporation, a diversified consumer products manufacturer, where she had served since 2001. Ms. Wood previously held various positions at Atlantic Richfield Company, an oil and gas company, from 1976 to 2000.

Education:

Ms. Wood holds a degree in psychology from Smith College and an MBA from UCLA.

Public Company Boards:

Ms. Wood is a director of Invesco, Ltd., an independent global investment manager, Pioneer Natural Resources, an independent oil and gas company, and PPL Corporation, a utility and energy services company. She previously served as a director of Coca-Cola Enterprises, Inc., a major bottler and distributor of Coca-Cola products.

Director Qualifications:

From her career in business and various directorships, Ms. Wood provides the Board with a wealth of understanding of the strategic, financial and accounting issues the Board addresses in its oversight role.

The Board recommends that you vote FOR the election of each of the director nominees.

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Proposals to be Voted on at the Annual Meeting

2	PROPOSAL TWO: Ratification of Independent Registered Public Accounting Firm
The Audit Committee is directly responsible for the appointment of the Company’s independent registered public accounting firm and has selected PricewaterhouseCoopers LLP (“PwC”) for the fiscal year ending December 31, 2020. PwC (or its predecessor firm) has been our independent registered public accounting firm continuously since 1991.

The Audit Committee regularly evaluates activities to assure continuing auditor independence, including whether there should be a regular rotation of the independent registered public accounting firm. As with all matters, the members of the Audit Committee and the Board perform assessments in the best interests of the Company and our investors and believe that the continued retention of PwC meets this standard.

Although shareholder ratification of the Audit Committee’s selection of PwC is not required by the Company’s bylaws or otherwise, the Board is requesting ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, it will be considered a direction to the Audit Committee to consider a different firm. Even if this selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interest of the Company and our shareholders.

PwC representatives are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

The Board recommends that you vote FOR the ratification of PwC as the independent registered public accounting firm.

Audit and Non-Audit Fees

The Audit Committee is directly responsible for the compensation, retention, performance and oversight of the independent external audit firm, directly involved in the selection of the lead engagement partner, and responsible for the audit fee negotiations associated with retaining PwC. The fees billed or expected to be billed by PwC for professional services rendered in fiscal years 2019 and 2018 are shown below.

Type of Service	2019	2018
Audit Fees(1)	$2,617,888	$2,202,770
Audit-Related Fees(2)	22,768	19,792
Tax Fees(3)	208,531	370,282
All Other Fees(4)	3,870	2,015

Total	$2,853,057	$2,594,859

(1)

Includes rendering an opinion on the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting; quarterly reviews of the Company’s financial statements; statutory audits, where appropriate; comfort and debt covenant letters; and services in connection with regulatory filings.

(2)	Includes assessment of controls; consulting on accounting and financial reporting issues; and audits of employee benefit plans.

(3)

Includes preparation and review of tax returns and tax filings; tax consulting and advice related to compliance with tax laws; tax planning strategies; and tax due diligence related to acquisitions and joint ventures. Of the tax fees listed above in 2019, $97,060 related to compliance services and $111,471 related to consulting and planning services.

(4)	Includes use of an internet-based accounting research tool provided by PwC.

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Proposals to be Voted on at the Annual Meeting

Pre-Approval Procedures for Audit and Non-Audit Services

The Audit Committee has established a procedure for pre-approving the services performed by the Company’s auditors. All services provided by PwC in 2019 were approved in accordance with the adopted procedures. There were no services provided or fees paid in 2019 for which the pre-approval requirement was waived.

The procedure provides standing pre-approval for:

Audit Services: quarterly reviews of the Company’s financial statements; statutory audits, where appropriate; comfort and debt covenant letters; consents and assistance in responding to SEC comment letters; and services in connection with regulatory filings.

Audit-Related Services: consultation on new or proposed transactions, statutory requirements, or accounting principles; reports related to contracts, agreements, arbitration, or government filings; continuing professional education; financial statement audits of employee benefit plans; and due diligence and audits related to acquisitions and joint ventures.

Tax Services: preparation or review of Company and related entity income, sales, payroll, property, and other tax returns and tax filings and permissible tax audit assistance; preparation or review of expatriate and similar employee tax returns and tax filings; tax consulting and advice related to compliance with applicable tax laws; tax planning strategies and implementation; and tax due diligence related to acquisitions and joint ventures.

Any other audit, audit-related, or tax services provided by the Company’s auditors require specific Audit Committee pre-approval. The procedure requires the Audit Committee to specifically pre-approve the terms of the annual audit services engagement letter with the Company’s auditor, including all audit procedures required to render an opinion on the Company’s annual financial statements and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee must also specifically approve, if necessary, any changes in terms of the annual audit engagement resulting from changes in audit scope, Company structure or other matters. The Audit Committee must also specifically approve in advance all other permissible Non-Audit Services to be performed by the Company’s auditors.

Management provides quarterly reports to the Audit Committee the nature and scope of any non-audit services performed and any fees paid to the auditors for all services. The Audit Committee has determined that the provision of the approved Non-Audit Services by PwC in 2019 is compatible with maintaining PwC’s independence.

Audit Committee Report

The current Audit Committee is composed of six non-management directors who are independent as required by SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board which is posted on the Company’s website at www.leggett-search.com/governance.

Management is responsible for the Company’s financial statements and financial reporting process, including the system of internal controls. PwC, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with accounting principles generally accepted in the United States.

The Audit Committee is responsible for monitoring, overseeing and evaluating these processes, providing recommendations to the Board regarding the independence of and risk assessment procedures used by our independent registered public accounting firm, selecting and retaining our independent registered public accounting firm, and overseeing compliance with various laws and regulations.

At its meetings, the Audit Committee reviewed and discussed the Company’s audited financial statements with management and PwC. The Audit Committee also discussed with PwC all items required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

The Audit Committee received the written disclosures and letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and has discussed PwC’s independence with them.

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Proposals to be Voted on at the Annual Meeting

The Audit Committee has relied on management’s representation that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States and on the opinion of PwC included in their report on the Company’s financial statements.

Based on review and discussions with management and PwC referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2019 Annual Report on Form 10-K.

Judy C. Odom (Chair)	Mary Campbell	Srikanth Padmanabhan
Mark A. Blinn	Joseph W. McClanathan	Phoebe A. Wood

3	PROPOSAL THREE: Approval of the Amendment and Restatement of the Flexible Stock Plan

We are asking shareholders to approve the amended and restated Flexible Stock Plan (the “Plan”), last approved by our shareholders in 2015 (the “2015 Plan”). The Plan provides for the award of stock-based benefits to attract and  retain valuable employees, directors and other key individuals, align the interests of participants with shareholders and reward outstanding performance. At its meeting on February 18, 2020, the Board of Directors recommended our shareholders approve the amended and restated Plan set forth in full in Appendix A (the "2020 Restatement").

As of December 31, 2019, there were 5.2 million shares potentially issuable from prior awards under the 2015 Plan (4.6 million full-value awards and .6 million options), while 5.0 million shares remained available for future grants. If shareholders approve the 2020 Restatement, the current 5.0 million shares available for future grants will increase by 10 million shares for a total of approximately 15.0 million shares available for future grants under the Plan (excluding forfeitures of existing awards that again become available for issuance under the Plan). The closing market price for our common stock on December 31, 2019 was $50.83.

Under the 2020 Restatement (as with the 2015 Plan), each option or stock appreciation right counts as one share against the shares available under the Plan, but each share granted for any other awards counts as three shares against the Plan. This fungible plan design, in which the shares under the Plan can be used for all types of awards, provides our Compensation Committee flexibility to design equity compensation plans and grant awards that motivate our employees and build shareholder value. The Company has largely discontinued granting options (although options remain available through the Deferred Compensation Program). Therefore, we anticipate that nearly all shares authorized under the 2020 Restatement will be granted as full value awards—the approximately 15.0 million shares under the Plan would permit the Company to issue approximately 5 million full value awards under the 3-for-1 fungible plan design.

In addition to increasing the number of shares available under the Plan, the 2020 Restatement also expands the Company’s ability to cancel awards under the Plan or claw-back compensation from such awards and updates the Plan for certain tax law changes and for other administrative matters.

Shareholder approval of the 2020 Restatement will constitute approval of the material terms of the Plan. If our shareholders fail to approve the 2020 Restatement, the 2015 Plan will continue as in effect prior to its amendment and restatement.

While we have tax-qualified stock purchase plans for employees generally, the Flexible Stock Plan is our only vehicle for granting non-qualified equity benefits. The Plan’s flexible design permits equity-based awards to be tailored to the needs of the Company and to comply with changing business, tax and regulatory environments.

Key Features of the Plan

No Repricing. The Plan prohibits the cancellation of an outstanding option or stock appreciation rights (“SARs”) in exchange for cash or for the purpose of reissuing to the participant at a lower exercise price or granting a replacement award of a different type without shareholder approval. Unless following a change in our capital stock, the exercise price of an option or SAR may not be reduced without shareholder approval.

No Discounted Options or SARs. Options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the Plan can be automatically increased.

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Proposals to be Voted on at the Annual Meeting

No Tax Gross-ups. The Plan does not provide for any tax gross-ups.

Double-Trigger Vesting of Awards upon a Change in Control. The Plan does not permit awards to vest solely upon the occurrence of a change in control (unless the acquirer requires that outstanding awards be terminated as a result of the change in control), but awards may become vested in connection with a termination of employment following a change in control.

Clawback. The Committee is authorized to cancel awards and require repayment to the Company under the circumstances described below at page 25.

Ten Year Term. The Plan will terminate on May 15, 2030, the tenth anniversary of the date of shareholder approval.

Independent Administration. The Compensation Committee, an independent committee of the Board of Directors, will administer the Plan.

How We Use Stock Compensation

We have encouraged and promoted employee stock ownership at all levels of the Company for many years. In 2019, approximately 3,800 employees purchased Leggett stock through payroll contributions or deferrals of cash compensation. The Board’s Compensation Committee has weighted our executives’ compensation heavily toward performance-based Leggett equity, and those programs are administered through the Plan.

Performance Stock Units. Leggett’s long-term strategic plan emphasizes profitable growth and the Company’s Total Shareholder Return (“TSR”) performance relative to peer companies. For the past several years, we have granted performance stock unit awards (“PSUs”) as a primary component of our senior executives’ compensation to drive and reward those results. The PSU awards granted in 2018 and 2019 support our operational and market-based goals by allocating 50% of the payout to EBIT CAGR results and 50% to our relative TSR over a 3-year performance period.

Restricted Stock Units. Each year the Company grants restricted stock units (“RSUs”) to a broad base of managers and key employees that vest in one-third increments at 12, 24 and 36 months after the grant date. RSUs are also awarded intermittently to select new hires and existing employees for retention, motivation or recognition. Finally, one-third of our executive officers’ 2020 long-term incentive awards were granted as RSUs (with the remaining two-thirds granted in PSUs as described above).

Deferred Compensation. Leggett had 132 managers eligible for the Deferred Compensation Program in 2019, and they collectively deferred approximately $8 million of their cash compensation into stock units and stock options. Stock units and reinvested dividend equivalent accruals are acquired at a 20% discount to the market price of Company stock. Participants may also choose at-market stock options with the underlying shares of common stock having an initial market value five times the amount of compensation forgone, with an exercise price equal to the closing market price of our common stock on the grant date.

Retirement. We also use shares from the Plan for our executives’ primary retirement plan, the Executive Stock Unit Program (the “ESU Program”). Executives contribute up to 10% of their cash compensation above a certain threshold into diversified investments in their accounts, which are held until they retire or terminate employment. The Company matches 50% of the executives’ contributions in stock units acquired at a 15% discount to the market price of Company stock, with an additional match of up to 50% if the Company meets certain performance targets.

Directors. Our non-employee directors receive a portion of their annual compensation in restricted stock. On the date of the annual meeting of shareholders, each non-employee director receives restricted stock with a grant date value of $150,000 (except the independent Board Chair, whose award value was $300,000 in 2019). The restricted stock vests one year after the grant date. Directors may elect to receive the equity retainer in restricted stock or RSUs. Electing RSUs enables directors to defer receipt of the shares for two to ten years while accruing dividend equivalent shares at a 20% discount to market price over the deferral period. Directors may also participate in the Deferred Compensation Program described above.

Stock Options. Non-qualified stock options (“NQSOs”) are occasionally granted to senior executives in connection with promotions or for retention purposes. These options are granted with an exercise price equal to the closing price of the Company’s common stock on the grant date. Options vest and become exercisable in three annual installments beginning 18 months after the grant date and had a 10-year term.

2020 Proxy Statement | Leggett & Platt      21

Proposals to be Voted on at the Annual Meeting

Burn Rate and Overhang

We believe we have been judicious in our use of shares previously authorized by shareholders under the Plan, and we are committed to closely monitoring share usage. Two common measures of a stock plan’s cost are known as “burn rate” and “overhang.”

Burn rate refers to the rate at which shares issued under the Plan increase the number of shares outstanding. Over the last three years, we have maintained an average burn rate of 0.52% per year. We calculate burn rate as the sum of options granted during each year plus full value awards vested during each year, as a percentage of the weighted average common shares outstanding.

Burn Rate

Year	Options(1)	Full Value Awards(2)	Total Awards	Weighted Average Shares Outstanding	Burn Rate
2019	2,067	519,582	521,649	134,782,517	0.39%
2018	43,847	552,173	566,020	134,313,120	0.44%
2017	85,807	893,292	979,099	136,004,847	0.72%
				3-year average	0.52%

(1)	The Company no longer grants broad-based option awards on a regular basis, although options remain available under our Deferred Compensation Program.

(2)

Full value awards include stock units issued under the Deferred Compensation Program and ESU Program, restricted stock, RSUs, and PSUs vested during the year. Each full value share counts as three shares against shares available under the Plan.

Overhang measures the degree to which our shareholders’ ownership may be diluted by stock-based compensation awarded under the Plan. Our overhang as of December 31, 2019, was determined by dividing the current stock awards outstanding by the current common shares outstanding. The 5,035,063 shares available for grant under the 2015 Plan as of December 31, 2019 are not included in this calculation.

Overhang

	581,625	Options Outstanding:
Weighted Average Exercise Price: $33.03
Weighted Average Term: 4.7 years
	4,577,136	Full-Value Awards Outstanding (2.4 million in the ESU Program)

	5,158,761	Total Awards Outstanding
Divided by	131,781,452	Common Shares Outstanding

	3.9%	Overhang as of December 31, 2019

Several factors influence our overhang percentage:

•

Because the ESU Program is a retirement program, stock units continue to accrue in employee accounts until the employee retires or terminates employment. We recognize that the long-term design of this plan increases our overhang (ESU holdings make up 52% of our outstanding full value shares), but we believe this program serves shareholders well by tying an important element of key employees’ compensation to the Company’s stock.

•

The unvested shares for the PSU awards are reserved at the maximum 200% payout percentage (the 2017–2019 PSUs vested at 49%), and their 3-year vesting schedule means the past three annual grants count against our overhang.

•	We have reduced our total shares outstanding by 5% in the last five years. Because share repurchases reduce the denominator in the overhang calculation, they increase our overhang percentage.

2020 Proxy Statement | Leggett & Platt      22

Proposals to be Voted on at the Annual Meeting

To assess the number of shares requested for the 2020 Restatement, the Committee reviewed projected equity-based awards that are currently anticipated to be granted from the Plan during the next four fiscal years. The projection assumes that the Company continues making equity-based awards consistent with recent practice and includes the following additional assumptions: (i) continued usage of a fungible share ratio of 3 to 1 for full value shares being issued from or returned to the pool of Plan shares; (ii) an average share price of  $45 per share; (iii) performance units would pay out at the maximum performance level; and (iv) voluntary participation in the Deferred Compensation Plan and Executive Stock Unit Plan continues at levels similar to the recent past. This projection indicated that anticipated awards would reduce the number of shares available for issuance under the plan by an average of approximately 2.6 million shares each year. Accordingly, the Company has estimated that its request for an additional 10 million shares will be sufficient for four annual award cycles. The actual number of shares granted and ultimately issued from the Plan each year will likely vary from this estimate and will depend on a variety of factors, including: (i) changes to the Company’s equity-based programs and award practices; (ii) the actual number of participants in our equity-based programs; (iii) the actual number of shares forfeited, cancelled or terminated; (iv) our share price at the time of each award; and (v) our performance, which will impact the actual number of performance units earned and charged against the Plan.

We are strongly committed to a culture of employee stock ownership. Accordingly, we believe the approval of the 2020 Restatement is critical to our ability to attract, retain and reward the caliber of employees necessary to achieve superior performance.

Description of the Plan

The following description of the Plan is qualified in its entirety by the full 2020 Restatement. If approved by the Company’s shareholders, the 2020 Restatement will become effective as of May 15, 2020 (the “Effective Date”) and will continue in effect until the tenth anniversary of the Effective Date.

The Plan provides for awards to eligible participants in the form of stock options, SARs, restricted stock, stock units, performance awards, other stock-based awards and all other awards.

Awards may be granted to (i) employees, (ii) non-employee directors, and (iii) individuals or entities providing services to the Company. The number of awards that may be granted to a participant under the Plan is in the discretion of the committee that administers the Plan (the “Committee”) and therefore cannot be determined in advance. See the Grants of Plan-Based Awards in 2020 table at page 45 for information regarding equity-based awards granted to our named executive officers.

Awards settled in cash do not reduce the number of shares available for grant. If an award expires or is terminated, cancelled or forfeited, the shares covered by that award will again be available for issuance under the Plan. The following shares will not become available for reissuance under the Plan:

•	Shares tendered by participants or withheld as full or partial payment to the Company upon exercise of options granted under the Plan;

•	Shares subject to a SAR or an option that are not issued upon net settlement or exercise of the SAR or the option;

•	Shares withheld by, or otherwise remitted to, the Company to satisfy a participant’s tax withholding obligations on awards granted under the Plan; and

•	Shares that have been repurchased by the Company using cash proceeds received by the Company from the exercise of options granted under the Plan.

Under the Plan’s fungible share feature, all shares available under the Plan may be granted as any type of award. Each option or SAR awarded will count as one share against the shares available under the Plan, but each share granted for any other awards will count as three shares against the Plan. Up to one hundred percent of the shares available under the Plan may be granted as incentive stock options (“ISOs”).

Outstanding awards, as well as the number of shares reserved under the Plan and the maximum number of shares issuable to participants, will be appropriately adjusted to reflect any stock split or similar change to the Company’s capital stock.

2020 Proxy Statement | Leggett & Platt      23

Proposals to be Voted on at the Annual Meeting

The Committee administering the Plan consists of at least two directors who are intended to qualify as “non-employee directors” as defined in Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). Members of the Committee are appointed by the Board. Currently, the Compensation Committee of the Board serves as the Committee administering the Plan. The Committee has full authority and discretion to (i) select participants, (ii) determine the type, size, and conditions applicable to awards, (iii) determine to what extent awards may be settled in cash, shares, or other property, (iv) determine to what extent amounts payable from an award under the Plan may be deferred, either automatically or at the election of the participant, (v) interpret and administer the Plan and any agreement, and (vi) establish rules, appoint agents, and take any other action necessary or desirable for the administration of the Plan. To the extent permitted by law, the Committee may delegate all or any part of its authority under the Plan, except for grants to individuals who are subject to Section 16 of the Exchange Act.

The Board has the sole right and power to amend or terminate the Plan at any time, except that it may not amend the Plan, without approval of Company shareholders, in a manner that would cause ISOs to fail to qualify as such or in a manner which would violate applicable law. The amendment or termination of the Plan will not adversely affect a participant’s right to any outstanding awards.

In the event of a change in control of the Company (as defined in the Plan), the Committee may provide such protection as it deems necessary to maintain participants’ rights; however, the Committee may not permit an award to vest solely upon the occurrence of change in control (unless the acquirer in the change in control requires that outstanding awards be terminated as a result of the change in control), but may permit an award to vest in connection with a termination of employment that occurs within a specified time before, upon or after a change in control. To the extent consistent with the foregoing, the Committee may, among other things: (i) accelerate any time periods relating to the exercise or realization of awards; (ii) purchase an award, upon the participant’s request, for the amount which could have been attained upon the exercise or realization of the award had it been currently exercisable or payable; (iii) adjust outstanding awards as it deems appropriate to reflect such transaction, and (iv) cause outstanding awards to be assumed or substituted by the surviving corporation.

Description of Awards

Restricted Stock. These are awards of common stock, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the award document. Shares of restricted stock have full voting rights and accrue dividends during the restriction period, unless otherwise determined by the Committee. The Committee will determine the price, if any, at which restricted stock is sold or awarded.

Stock Units. These represent the right to receive the value of a number of shares of common stock, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the award document. Stock units may be settled in cash or in stock, as determined by the Committee. Stock units represent an unfunded and unsecured obligation of the Company. Stock units have no voting rights, but may accrue dividend equivalents, as determined by the Committee. The Committee will determine the price, if any, at which stock units are sold or awarded to participants.

Performance Awards. A performance award entitles a participant to receive a specified number of shares of common stock (or cash equal to the fair market value of such shares) at the end of a performance period, as specified in the award document. The ultimate number of shares distributed depends upon the extent to which pre-established performance objectives are met during the applicable performance period.

Stock Options. A stock option is the right to acquire shares of common stock at a fixed exercise price for a fixed period of time not to exceed ten years. The option price per share cannot be less than the fair market value of the Company’s common stock on the grant date. Options cannot be exercised until they are vested. All option terms and conditions will be determined by the Committee.

The Committee may grant options intended to qualify as ISOs pursuant to Section 422 of the Code, as well as NQSOs under the Plan. We currently do not grant ISOs and do not have any outstanding ISOs.

Stock Appreciation Rights. This gives a participant the right to receive, for each SAR exercised, an amount equal to the excess of the fair market value of a share of common stock on the date the SAR is exercised over the fair market value of a share on the date the SAR was granted. SARs may have terms up to ten years, may be settled in cash or in stock, as determined by the Committee, and are subject to the terms and conditions of the award document. We currently do not grant SARs.

2020 Proxy Statement | Leggett & Platt      24

Proposals to be Voted on at the Annual Meeting

Other Stock-Based Awards. The Committee may grant other stock-based awards which may include, without limitation, the grant of shares of common stock and the grant of securities convertible into shares of common stock.

Other Awards. The Committee may provide types of awards under the Plan in addition to those specifically listed, if the Committee believes that such awards would further the purposes for which the Plan was established.

Award Conditions and Administration

Awards are typically evidenced by an agreement describing the award’s terms and conditions. An agreement may include: description of the type of award; the award’s duration; if an option, the exercise price, the exercise period and the person or persons who may exercise the option; the effect of the participant’s death or termination of employment on the award; the award’s conditions, vesting or performance criteria; when, if, and how it may be forfeited, converted into another award, modified, exchanged for another award, or replaced; and the restrictions on any shares purchased or granted under the Plan.

The Committee may require the satisfaction of certain performance criteria as a condition to the grant or vesting of any award.

The Committee may allow the exercise price of an option or payment price of an award to be paid in cash, with shares owned by the participant, or a combination of both. Options also may be exercised in a broker-assisted, cashless exercise or other cashless exercise, as permitted by the Committee.

The Company may withhold from option exercises or other awards any amount necessary to satisfy tax withholding requirements arising from the option exercise or award. The Committee may, at any time, require a participant to pay in cash the amount necessary to comply with withholding requirements.

An award may be granted in tandem with another award, except that only SARs may be granted in tandem with an ISO.

Subject to the requirements of Code Section 409A, and upon the terms established by the Committee, participants may defer receipt of awards, interest may be earned on cash deferrals, and dividends or dividend equivalents may be earned on deferrals denominated in shares.

Modifications to Awards

Any award may be converted, modified, forfeited or cancelled, in whole or in part, by the Committee to the extent permitted in the Plan or applicable agreement, or with the participant’s consent.

The Committee may permit a participant to surrender an award in exchange for a new award; however, the Committee may not cancel an outstanding option or SAR that is underwater in exchange for cash or for the purpose of reissuing the option to the participant at a lower exercise price or granting a replacement award of a different type without shareholder approval. Unless following a change in the Company’s capital stock, the exercise price of an option or SAR may not be reduced without shareholder approval.

If an award is subject to Code Section 409A, an award may be modified, replaced or terminated in the discretion of the Committee to the extent necessary to comply with such provision. In addition, in the event that a participant is determined to be a specified employee under Section 409A, any payment upon separation from service will be made or begin, as applicable, six months following the date of separation from service.

Clawbacks

The Committee may, in its discretion, cancel all or any portion of an award if the recipient (i) violates any confidentiality, non-solicitation or non-compete obligations or terms in an award, employment agreement, confidentiality agreement, separation agreement, and/or any other similar agreement, (ii) engages in improper conduct contributing to the need to restate any external Company financial statement, (iii) commits an act of fraud or significant dishonesty, or (iv) commits a significant violation of any of the Company’s written policies or applicable laws.

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Proposals to be Voted on at the Annual Meeting

The Committee may require an award recipient to forfeit and repay to the Company any or all of the income or other benefit received on the vesting, exercise, or payment of an award (i) in the preceding two years if, in its discretion, the Committee determines that the recipient engaged in any of the foregoing activities and that such activity resulted in a significant financial or reputational loss to the Company, (ii) to the extent required under applicable law or securities exchange listing standards, or (iii) to the extent required or permitted under any written policy of the Company dealing with recoupment of compensation, subject to any limits of applicable law.

New Plan Benefits

Our Compensation Committee has discretion to select the individuals who will receive awards under the Plan and the amount of any such awards. As a result, the future recipients of awards (and the amounts of those awards) under the Plan, if approved by the shareholders, are not presently determinable. In addition, since our directors and executive officers are eligible to receive awards under the Plan, they have an interest in this proposal.

Federal Income Tax Consequences

The following is a summary of the current general federal income tax consequences of awards granted under the Plan to U.S. taxpayers. Tax consequences for any particular individual or transaction may be different and are subject to change.

Non-Qualified Stock Options and Stock Appreciation Rights. A recipient recognizes no taxable income upon the grant of NQSOs or SARs. Upon exercise of either, the recipient will recognize taxable ordinary income equal to the difference between the fair market value of Company stock on the exercise date and the exercise price. Any additional gain or loss recognized upon the subsequent sale or exchange of the stock will be taxed as a short-term or long-term capital gain or loss, as the case may be.

Incentive Stock Options. A recipient recognizes no taxable income upon the grant or exercise of an ISO (except for purposes of the Alternative Minimum Tax, in which case income recognition is the same as for NQSOs). If a recipient exercises an option and sells the shares more than two years after the grant date and more than one year after the exercise date, they will recognize a long-term capital gain or loss equal to the difference between the sale price and the exercise price. If a recipient exercises an option and sells the shares before the end of the 2-year or 1-year holding periods, they will generally recognize: (1) taxable ordinary income equal to the excess of  (i) the fair market value of the shares at exercise (or at sale, if less) over (ii) the exercise price of the option, plus (2) if the sale price exceeds the sum of the exercise price and the amount of the ordinary income recognized as a result of the sale, short-term or long-term capital gain equal to such difference.

Restricted Stock, Stock Units and Performance Awards. A recipient of restricted stock, stock units, performance awards or other awards that are subject to forfeiture prior to vesting generally will recognize no taxable income at the time of grant. As to restricted stock, when the restrictions have lapsed or the performance criteria have been met (upon vesting), the recipient will recognize taxable ordinary income equal to the excess of the fair market value of the Company’s stock on the vesting date over the amount paid, if any, for the shares; however, the recipient may elect to be taxed based on the fair market value of the award at the time of grant. As to stock units or performance awards, when vested shares are issued, the recipient will recognize taxable ordinary income equal to the excess of the fair market value of the Company’s stock on the issuance date over the amount paid, if any, for the shares, or, if the units or awards are settled in cash, equal to the cash paid.

Deferred Compensation. Participants may defer receipt of certain compensation by electing a future distribution date under the terms of an award or program under the Plan. Generally, such deferred compensation becomes taxable when the amounts are distributed. Code Section 409A significantly restricts the ability to defer taxation of compensation, including the deferral of income related to awards granted under the Plan. Any deferral of compensation under the Plan or the terms of an award that does not meet the requirements of Section 409A may cause the recipient to be subject to additional taxation and penalties.

Change in Control. If there is an acceleration of the vesting or payment of benefits or an acceleration of the exercisability of options upon a change in control of the Company, all or a portion of the accelerated benefits may constitute “excess parachute payments” under Section 280G of the Code. The recipient of an excess parachute payment incurs an excise tax of 20% of the amount of the payment in excess of their average annual compensation over the five calendar years preceding the year of the change in control. The Company is not entitled to a deduction for excess parachute payments. The Company does not make gross-up payments to employees in the event Section 280G excise taxes are triggered.

Tax Effect to the Company. The Company will generally receive a tax deduction equal to the taxable ordinary income recognized by a recipient from an award granted under the Plan. The Company’s deduction will be taken in the same year the recipient recognizes taxable income.

2020 Proxy Statement | Leggett & Platt      26

Proposals to be Voted on at the Annual Meeting

For tax years prior to 2018, Section 162(m) of the Internal Revenue Code generally disallowed an income tax deduction to public companies for compensation over $1 million paid to certain executive officers; however, qualifying performance-based compensation was not subject to the deduction limit if certain requirements were met. On December 22, 2017, the U.S. federal government enacted the Tax Cuts and Jobs Act, which, among other things, eliminated the performance-based compensation exception under Section 162(m). As a result, the Company currently expects that, with respect to 2018 and beyond, any compensation amounts over $1 million paid to certain executive officers, including compensation arising from awards under the Plan, will no longer be tax deductible unless grandfathered under the exception for pre-existing contractual arrangements.

Vote Required to Approve the Amendment

The adoption of this proposal requires the affirmative vote of (i) a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting and (ii) a majority of the votes cast on this proposal.

The Board recommends that you vote FOR the amendment of the Flexible Stock Plan.

4	PROPOSAL FOUR: Advisory Vote to Approve Named Executive Officer Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934, Leggett’s shareholders have the opportunity to vote on an advisory resolution, commonly known as “Say-on-Pay,” to approve the compensation of Leggett’s named executive officers, as described in the Executive Compensation section beginning on page XX.

Since Say-on-Pay was implemented in 2011, our shareholders have supported the compensation of our named executive officers with over 90% of the vote (with 92% support in 2019).

Our Compensation Committee is committed to creating an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. The Company’s compensation package uses a mix of cash and equity-based awards to align executive compensation with our annual and long-term performance. These programs reflect the Committee’s philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance. At the same time, we believe our programs do not encourage excessive risk-taking by management. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the Board requests our shareholders approve the compensation paid to the Company’s named executive officers as described in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables.

Because your vote is advisory, it will not be binding upon the Board; however, the Compensation Committee and the Board has considered and will continue to consider the outcome of the vote when making decisions for future executive compensation arrangements.

The Board recommends that you vote FOR the Company’s named executive officer compensation package.

Discretionary Vote on Other Matters

We are not aware of any business to be acted upon at the annual meeting other than the four items described in this proxy statement. Your signed proxy, however, will entitle the persons named as proxy holders to vote in their discretion if another matter is properly presented at the meeting. If one of the director nominees is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate as the Board may nominate.

2020 Proxy Statement | Leggett & Platt      27

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion & Analysis

Our Compensation Committee, currently consisting of four independent directors, is committed to creating and overseeing an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. To meet these objectives, the Committee has implemented a compensation package that:

•	Emphasizes performance-based equity programs.

•	Sets incentive compensation targets intended to drive performance and shareholder value.

•	Balances rewards between short-term and long-term performance to foster sustained excellence.

•	Motivates our executive officers to take appropriate business risks.

This Compensation Discussion and Analysis describes our executive compensation program and the decisions affecting the compensation of our Named Executive Officers (NEOs):

Name	Title
Karl G. Glassman	President and Chief Executive Officer (CEO)
Jeffrey L. Tate	Executive Vice President and Chief Financial Officer, beginning September 3, 2019 (CFO)
Matthew C. Flanigan	Executive Vice President and Chief Financial Officer, through September 2, 2019 (Former CFO)
J. Mitchell Dolloff	Executive Vice President and Chief Operating Officer (COO), President—Specialized Products and Furniture Products
Perry E. Davis	Executive Vice President, President—Residential Products and Industrial Products
Scott S. Douglas	Senior Vice President—General Counsel and Secretary

Effective January 1, 2020, Mr. Glassman became Chairman and CEO; Mr. Dolloff became President and COO, President—Bedding Products; and Mr. Davis became Senior Vice President—Operations, followed by his retirement on February 7, 2020. Since this CD&A and the following compensation tables primarily address matters from 2019, we will refer to the NEOs according to the titles held in 2019 as listed in the table above.

Executive Summary

This section provides an overview of our NEOs’ compensation structure, Leggett’s pay practices, and the Committee’s compensation risk management. Additional details regarding the NEOs’ pay packages, the Committee’s annual review of the executive officers’ compensation, and our equity pay practices are covered in the sections that follow.

2020 Proxy Statement | Leggett & Platt      28

Compensation Discussion & Analysis

Structuring the Mix of Compensation

The Committee uses its judgment to determine the appropriate percentage of variable and fixed compensation, the use of short-term and long-term performance periods, and the split between cash and equity-based compensation. The ultimate payment and value of the variable elements depends on actual performance and could result in no payout if threshold performance levels are not achieved. The following table shows the key attributes of our executive compensation programs used to drive performance and build long-term shareholder value.

Compensation Type	Fixed or Variable	Cash or Equity-Based	Term	Basis for Payment
Base Salary	Fixed	Cash	1 year	Individual responsibilities, performance and experience
Annual Incentive	Variable	Cash	1 year	Return on capital employed, cash flow and individual performance goals
Performance Stock Units	Variable	Equity- Based	3 years	Total shareholder return (TSR)(1) relative to peer group and the compound annual growth rate of earnings before interest and taxes (EBIT CAGR)

(1)

TSR is the change in stock price over the performance period plus reinvested dividends, divided by the beginning stock price. Leggett’s three-year TSR is measured relative to approximately 300 peer companies making up the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P Midcap 400.

* Excludes former CFO and one-time awards to the new CFO.

Incentive Payouts in 2019

Our executives’ 2019 annual incentive payouts under the Key Officers Incentive Plan (KOIP) tracked the Company’s operational results in 2019, in which we generated cash flow, as defined in the KOIP, of $597.8 million (versus a target of $375 million, resulting in a 150% payout) and 40.5% return on capital employed (versus a target of 37.5%, resulting in a 121.3% payout). Each of the NEOs (except Mr. Flanigan and Mr. Tate due to the CFO transition) also had individual performance goals (IPGs) which accounted for 20% of their target annual incentive payout. The Key Officers Incentive Plan, including the calculations and targets for adjusted cash flow and return on capital employed (ROCE), is described on page 32.

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Compensation Discussion & Analysis

With respect to our executives’ long-term incentive (LTI) awards which vested at the end of 2019, the Company’s 6.1% EBIT CAGR over the two-year performance period for the 2018 transition PSU awards resulted in a 126.3% payout for Corporate participants. This one-time transition PSU award was granted in 2018 to offset the gap in realizable pay opportunity when the former Profitable Growth Incentive program was eliminated in 2018 to shift that portion of our executives’ LTI from a two-year to a three-year performance period.

Leggett’s cumulative TSR from 2017 to 2019 was 15%, which placed us in the 37th percentile of the peer group resulting in a 49% payout for the three-year PSUs granted in 2017. The pre-2018 Performance Stock Units, including the calculation of relative TSR and the vesting schedule, are described on page 36.

CEO Incentive Compensation Vesting in 2019

Sound Pay Practices

The Company is committed to executive compensation practices that align the interests of our executives and our shareholders:

	What We Do		What We Don’t Do

✓	Pay for Performance – A significant majority of our named executive officers’ (NEOs) compensation is at-risk variable compensation.	×	No Excessive Perquisites – Perquisites represent less than 1% of our NEOs’ compensation.
✓	Multiple Performance Metrics – Variable compensation is based on more than one measure to encourage balanced incentives.	×	No Hedging or Pledging – We do not permit our executive officers to engage in either hedging or pledging activities with respect to Leggett shares.
✓	Incentive Award Caps – All of our variable compensation plans have maximum payout limits.	×	No Dividends on Equity Awards Prior to Vesting
✓	Benchmarking – We compare our compensation package to market surveys and a customized peer group, and the Committee engages an independent consultant.	×	No Single-Trigger Change in Control – Our CIC-related cash severance and equity awards (other than legacy stock options) have a double trigger.
✓	Tally Sheets – The Compensation Committee reviews the NEOs’ overall compensation packages and potential severance payouts.	×	No Employment Agreements – All of our NEOs are employed at-will, except for Mr. Tate’s 24-month Separation Agreement (see page 40).
✓	Stock Ownership Requirements – All NEOs are subject to robust stock ownership requirements.	×	No Tax Gross-Ups
✓	Confidentiality & Non-Compete Agreements – All NEOs are subject to confidentiality and non-compete agreements.	×	No Share Recycling
✓	Clawbacks – Our policies exceed the mandates of Sarbanes-Oxley.	×	No Repricing of Options or Cash Buyouts

2020 Proxy Statement | Leggett & Platt      30

Compensation Discussion & Analysis

Additional Investment in Leggett Stock

In addition to having pay packages that are heavily weighted to Leggett equity-based awards, for many years our NEOs have voluntarily deferred substantial portions of their cash compensation into Company stock through the Executive Stock Unit (ESU) Program and the Deferred Compensation Program. Through participation in these programs, particularly the ESU Program, in which Company equity is held until the executive leaves the Company, our NEOs are further invested in the long-term success of the Company.

Managing Compensation Risk

The Committee regularly reviews whether our executive compensation policies and practices (as well as those that apply to our employees generally) are appropriate and whether they create risks or misalignments that are reasonably likely to have a material adverse effect on the Company.

We believe that our compensation programs align our executives’ incentives for risk taking with the long-term best interests of our shareholders. We mitigate risk by allocating incentive compensation across multiple components. This structure is designed to reduce the incentive to take excessive risk because it:

•	Rewards achievement on a balanced array of performance measures, minimizing undue focus on any single target.

•	Stresses long-term performance, discouraging short-term actions that might endanger long-term value.

•	Combines absolute and relative performance measures.

Additional safeguards against undue compensation risk include stock ownership guidelines, caps on incentive payouts, and clawbacks for performance-based compensation.

Impact of 2019 Say-on-Pay Vote

At our annual meeting of shareholders held on May 7, 2019, 92% of the votes cast on the Say-on-Pay proposal approved the compensation of our NEOs. The Committee believes that this shareholder vote strongly endorses the Company’s compensation philosophy and programs. The Committee took this support into account as one of many factors it considered in connection with the discharge of its responsibilities (as described in this Compensation Discussion and Analysis) in exercising its judgment in establishing and overseeing our executive compensation arrangements throughout the year.

Our Compensation Components and Programs

Base Salary

Base salary is the only fixed portion of our NEOs’ compensation package. Salary levels are intended to reflect specific responsibilities, performance and experience, while taking into account market compensation levels for comparable positions. Although base salary makes up less than one-fourth of our NEOs’ aggregate compensation, it’s the foundation for the total package with the variable compensation components set as percentages of base salary:

Name	2019 Base Salary	Annual Incentive: Target Percentage of Base Salary	PSU Awards: Target Percentage of Base Salary
Karl G. Glassman, CEO	$1,225,000	120%	433%
Jeffrey L. Tate, CFO	550,000	80%	250%
Matthew C. Flanigan, Former CFO	572,000	80%	0%
J. Mitchell Dolloff, COO	600,000	100%	300%
Perry E. Davis, EVP	530,000	80%	250%
Scott S. Douglas, SVP	420,000	60%	175%

The Committee reviews and determines the NEOs’ base salaries (along with the rest of their compensation packages) during the annual review, which is discussed on page 38.

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Compensation Discussion & Analysis

Annual Incentive

Our NEOs earn their annual incentive, a cash bonus paid under the Key Officers Incentive Plan, based on achieving certain performance targets for the year.

Our executive officers are divided into two groups under the KOIP for 2019, depending upon their areas of responsibility: (i) corporate participants (Glassman, Tate, Flanigan, Dolloff, and Douglas), whose performance criteria and payouts are based on the Company’s overall results, and (ii) profit center participants (Davis) whose performance targets are set for the operations under their control. The NEOs also have individual performance goals (IPGs) as part of their 2019 annual incentive, except for Mr. Flanigan and Mr. Tate due to the CFO transition during the year.

Each NEO has a target incentive amount—the amount received for achieving exactly 100% of all performance goals. The target incentive amount is the officer’s base salary multiplied by his target incentive percentage. At the end of the year, the target incentive amount is multiplied by the payout percentages for the various performance metrics (each with its own weighting) to determine the annual incentive payout.

Performance Metrics. The Committee chose ROCE(1) as the primary incentive target with a 60% weighting to improve earnings and maximize returns on key assets by carefully managing working capital and fixed asset investments. The annual incentive is also based upon cash flow(2) with a 20% weighting, which is critical to fund the Company’s ongoing operations, capital expenditures, dividends and deleveraging. Profit center participants are also subject to an adjustment ranging from a potential 5% increase for exceptional safety performance to a 20% deduction for their operations’ failure to achieve safety, audit and environmental standards.

(1)

Return on Capital Employed (ROCE) = Earnings Before Interest and Taxes (EBIT) ÷ quarterly average of Net Plant Property and Equipment (PP&E) and Working Capital (excluding cash and current maturities of long-term debt).

(2)

For corporate participants: Cash Flow = Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) +/- Change in Working Capital (excluding cash and current maturities of long-term debt) + Non-Cash Impairments – Capital Expenditures.

For profit center participants: the same formula is used, except (i) EBITDA is adjusted for currency effects and (ii) change in working capital excludes balance sheet items not directly related to ongoing activities.

ROCE and cash flow calculations are adjusted for all items of gain, loss or expense (i) from non-cash impairments; (ii) related to loss contingencies identified in the Company’s 10-K relating to the fiscal year immediately preceding the performance period; (iii) related to the disposal of a segment of a business; or (iv) related to a change in accounting principle. Financial results from acquisitions are excluded from calculations in the year of acquisition. Financial results from businesses divested during the year are included, but targets relating to the divested businesses will be prorated to reflect only that portion of the year prior to the divestiture. Financial results from businesses classified as discontinued operations are included in the calculations. Financial results exclude (i) certain currency and hedging-related gains and losses, (ii) gains and losses from asset disposals, and (iii) items that are outside the scope of the Company’s core, on-going business activities.

Since Mr. Flanigan and Mr. Tate did not have IPGs for 2019, their 2019 annual incentive was based 70% on ROCE and 30% on cash flow.

Individual Performance Goals. In addition to the financial metrics described above, the annual incentive includes IPGs for most participants at a 20% weighting that are tailored to each executive’s responsibilities and aligned with the Company’s strategic goals. The Committee approved the 2019 IPGs covering the following areas of responsibility, with achievement based upon the performance scale detailed in the tables below:

Name	Individual Performance Goals
Karl G. Glassman, CEO	Acquisition integration, succession planning, CFO onboarding, and communications strategy
J. Mitchell Dolloff, COO	Implementation of growth strategy and succession planning
Perry E. Davis, EVP	Acquisition integration and succession planning
Scott S. Douglas, SVP	Implementation of growth strategy, succession planning, and operational initiatives

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Compensation Discussion & Analysis

Targets and Payout Schedules. Upon selecting the metrics and IPGs, the Committee established performance targets and payout schedules. In setting the payout schedules, the Committee evaluated various payout scenarios before selecting one that struck a balance between accountability to shareholders and motivation for participants. The payout for each portion of the annual incentive is capped at 150%.

2019 Corporate Payout Schedule

ROCE(1)		Cash Flow (millions)(1)		Individual Performance Goals
Achievement	Payout	Achievement	Payout	Achievement	Payout
<30.5%	0%	<$300	0%	1—Did not achieve goal	0%
30.5%	50%	300	50%	2—Partially achieved goal	50%
37.5%	100%	375	100%	3—Substantially achieved goal	75%
44.5%	150%	450	150%	4—Fully achieved goal	100%
				5—Significantly exceeded goal	up to 150%

2019 Profit Center Payout Schedule

ROCE and Free Cash Flow (Relative to Target)		Individual Performance Goals
Achievement(2)	Payout	Achievement	Payout
<80%	0%	1—Did not achieve goal	0%
80%	60%	2—Partially achieved goal	50%
100%	100%	3—Substantially achieved goal	75%
125%	150%	4—Fully achieved goal	100%
		5—Significantly exceeded goal	up to 150%

(1)

The 2019 results for corporate participants (Glassman, Tate, Flanigan, Dolloff, and Douglas) were 40.5% ROCE (resulting in a 121.3% payout) and $597.8 million of cash flow (resulting in a 150% payout).

(2)

As a profit center participant, Mr. Davis’ target for a 100% payout was 30.0% ROCE (31.9% actual) and $225.2 million free cash flow ($332.9 million actual) for the Residential Products and Industrial Products Segments.

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Compensation Discussion & Analysis

The following table provides the details of the 2019 annual incentive payouts for our NEOs:

Name	Target Incentive Amount				Weighted Payout Percentage						Annual Incentive Payout
Karl G. Glassman, CEO	$1,470,000			x	129.8%					=	$1,908,060
	Salary	x	Target %		Metric	Payout	%	x	Weight
	$1,225,000		120%		ROCE	121.3%			60%
					Cash Flow	150%			20%
					IPGs	135%			20%
Jeffrey L. Tate, CFO	$145,200*			x	129.9%					=	$188,615
	Salary	x	Target %		Metric	Payout %		x	Weight
	$550,000		80%		ROCE	121.3%			70%
	* Prorated by 33% for partial year				Cash Flow	150%			30%
Matthew C. Flanigan, Former CFO	$457,600			x	129.9%					=	$594,422
	Salary	x	Target %	x	Metric	Payout	%	x	Weight
	$572,000		80%		ROCE	121.3%			70%
					Cash Flow	150%			30%
J. Mitchell Dolloff, COO	$600,000			x	132.8%					=	$796,800
	Salary	x	Target %		Metric	Payout %		x	Weight
	$600,000		100%		ROCE	121.3%			60%
					Cash Flow	150%			20%
					IPGs	150%			20%
Perry E. Davis, EVP	$424,000			x	123.0%					=	$521,520
	Salary	x	Target %		Metric	Payout	%	x	Weight
	$530,000		80%		ROCE	112%			60%
					FCF	150%			20%
					IPGs	125%			20%
					+1% Compliance Adjustment
Scott S. Douglas, SVP	$252,000			x	129.8%					=	$327,096
	Salary	x	Target %		Metric	Payout	%	x	Weight
	$420,000		60%		ROCE	121.3%			60%
					Cash Flow	150%			20%
					IPGs	135%			20%

Equity-Based Awards

We grant performance stock units to our NEOs and other senior managers to tie their pay to the Company’s performance and shareholder returns. The payouts from these equity-based awards reflect our philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance.

2018 and 2019 Three-Year Performance Stock Units. Leggett’s long-term strategic plan emphasizes profitable growth and the Company’s TSR relative to peer companies. The PSU awards granted in 2018 and 2019 support our operational and market-based goals by allocating 50% of payout to EBIT CAGR results and 50% to our relative TSR performance.

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Compensation Discussion & Analysis

The PSU grants are determined by multiplying the executive’s base salary by the PSU award percentage approved by the Committee (see the table on page 31). The vesting schedules for the three-year PSU awards granted in 2018 and 2019 are as follows:

Relative TSR(1) Percentile	Relative TSR Vesting %
25%	25%
30%	35%
35%	45%
40%	55%
45%	65%
50%	75%
55%	100%
60%	125%
65%	150%
70%	175%
75%	200%

EBIT CAGR(2) %	EBIT CAGR Vesting %
2%	75%
4%	100%
6%	125%
8%	150%
10%	175%
12%	200%

(1)

Relative TSR is the Company’s Total Shareholder Return compared to a peer group consisting of all the companies in the Industrial, Consumer Discretionary and Materials sectors of the S&P 500 and S&P 400 (approximately 300 companies). Although Leggett is a member of the S&P 500, our market capitalization is significantly below that group’s median, so the Committee included the S&P Midcap 400 in the group as well. In addition, nearly all of our business units fall into these industry sectors.

(2)

EBIT CAGR is the Company’s or applicable Segments’ compound annual growth rate of Earnings Before Interest and Taxes (EBIT) in the third fiscal year of the performance period compared to the Company’s (or applicable Segments’) EBIT in the fiscal year immediately preceding the performance period. The calculation of EBIT CAGR will include results from businesses acquired during the performance period and will exclude results for any businesses divested during the performance period. EBIT CAGR will also exclude (i) results from non-operating branches, (ii) certain currency and hedging-related gains and losses, (iii) gains and losses from asset disposals, (iv) items that are outside the scope of the Company’s core, on-going business activities, and (v) with respect to Segments, all amounts relating to corporate allocations. EBIT CAGR will be adjusted to eliminate gain, loss or expense, as determined in accordance with standards established under Generally Accepted Accounting Principles, (i) from non-cash impairments; (ii) related to loss contingencies identified in footnotes to the financial statements in the Company’s 10-K relating to the fiscal year immediately preceding the performance period; (iii) related to the disposal of a segment of a business; or (iv) related to a change in accounting principle.

2018 Two-Year Transition Performance Stock Units. As discussed above, 2018 was a year of transition for our LTI programs. In connection with the decision to move a significant portion of the long-term incentive opportunity from a two-year to a three-year performance period by eliminating PGI awards in 2018, the Committee also granted each executive officer a one-time transition PSU award in 2018 based upon EBIT CAGR only (see the vesting schedule above) over a two-year performance period. This transition PSU award was set at 50% of the executive officers’ 2018 PSU award percentages described above. This transition award created a one-time spike in the grant date value of 2018 equity-based awards reported in the Summary Compensation Table, but the realizable pay opportunity will remain steady from 2018 to 2021 as the transition from two-year to three-year vesting takes place.

The two-year performance period for the transition PSUs ended December 31, 2019. Corporate participants received a 126.3% payout as a result of 6.1% EBIT CAGR over those two years, and Mr. Davis received a 30% payout for the profit centers for which he was responsible. Mr. Dolloff’s responsibilities changed during the two-year performance period, so his 105.8% payout was based 50% on the 2018 results for the profit centers for which he was then responsible and 50% on 2019 corporate results after becoming COO at the start of the year. The transition PSUs were paid out 50% in Company stock and 50% in cash, although the Company reserved the right to pay up to 100% in cash.

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Compensation Discussion & Analysis

Pre-2018 Performance Stock Units. Prior to 2018, the three-year PSUs were based solely on Leggett’s relative TSR with the following vesting schedule:

Performance Level	Percentile Rank	Payout %
Threshold	25th	25%
Target	50th	75%
Maximum	>75th	175%

The final grant of these awards was in 2017 with the performance period ending on December 31, 2019. Leggett’s TSR for that three-year period ranked at the 37th percentile, resulting in a 49% payout. The 2017 PSUs were paid out 65% in Company stock and 35% in cash, although the Company reserved the right to pay up to 100% in cash.

Other Compensation Programs

The NEOs (other than Mr. Tate, who joined the Company in 2019) have voluntarily deferred substantial portions of their cash compensation into Leggett equity through the Executive Stock Unit Program and the Deferred Compensation Program for many years, building an additional long-term stake in the Company. The Company also provides 401(k) and non-qualified excess plans in which some of our executives choose to participate.

Executive Stock Unit Program. All our NEOs (other than Mr. Tate) have significant holdings in the ESU Program, our primary executive retirement plan. These accounts are held until the executive terminates his employment.

The ESU Program is a non-qualified retirement program that allows executives to make pre-tax deferrals of up to 10% of their compensation into diversified investments. We match 50% of the executive’s contribution in Company stock units, purchased at a 15% discount, which may increase up to a 100% match if the Company meets annual ROCE targets linked to the Key Officers Incentive Plan. The Company makes an additional 17.6% contribution to the diversified investments acquired with executive contributions. Matching contributions vest once employees have participated in the ESU Program for five years. Leggett stock units held in the ESU Program accrue dividends, which are used to acquire additional stock units at a 15% discount. At distribution, the balance of the diversified investments is paid in cash. Although the Company intends to settle the stock units in shares of the Company’s common stock, it reserves the right to distribute the balance in cash.

Deferred Compensation Program. The Deferred Compensation Program allows key managers to defer up to 100% of salary, incentive awards and other cash compensation in exchange for any combination of the following:

•	Stock units with dividend equivalents, acquired at a 20% discount to the fair market value of our common stock on the dates the compensation or dividends otherwise would have been paid.

•

At-market stock options with the underlying shares of common stock having an initial market value five times the amount of compensation forgone, with an exercise price equal to the closing market price of our common stock on the grant date (December 15 of the year in which the deferral election is made).

•	Cash deferrals accruing interest at a rate intended to be slightly higher than otherwise available for comparable investments.

Participants who elect a cash or stock unit deferral can receive distributions in a lump sum or in annual installments. Distribution payouts must begin no more than 10 years from the effective date of the deferral and all amounts subject to the deferral must be distributed within 10 years of the first distribution payout. Although the Company intends to settle the stock units in shares of the Company’s common stock, it reserves the right to distribute the balance in cash. Participants who elect at-market stock options, which have a 10-year term, may exercise them approximately 15 months after the start of the year in which the deferral was made.

Retirement K and Excess Plan. The Company’s defined benefit Retirement Plan was frozen in 2006 (see description on page 48). Employees who had previously participated in the Retirement Plan were offered a replacement benefit: a tax-qualified defined contribution Section 401(k) Plan (Retirement K). The Retirement K includes an age-weighted Company matching contribution designed to replicate the benefits lost by the Retirement Plan freeze. Employees who did not participate in the Retirement Plan when it was frozen in 2006 are eligible to contribute to the Company’s 401(k) plan with an alternate matching contribution schedule.

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Compensation Discussion & Analysis

Many of our officers cannot fully participate in the Retirement K due to limitations imposed by the Internal Revenue Code or the Employee Retirement Income Security Act, or due to their participation in the Deferred Compensation Program. Consequently, we maintain a non-qualified Retirement K Excess Plan which permits affected executives to receive the full matching benefit they would otherwise have been entitled to under the Retirement K. Amounts earned in the Retirement K Excess Plan are paid out in cash no later than March 15 of the following year and are eligible for the Deferred Compensation Program.

Perquisites and Personal Benefits

The Committee believes perquisites should not be a significant part of our executive compensation program. In 2019, perquisites were less than 1% of each NEO’s total compensation and consisted of use of a Company car, executive physicals, bedding product samples, and limited personal use of corporate aircraft by our CEO.

Given the location of the Company’s headquarters away from any major metropolitan area, the Committee wished to facilitate Mr. Glassman’s schedule and allow him to more efficiently attend to Company business by offering him limited personal use of corporate aircraft, when the aircraft is not scheduled for business purposes. The use of corporate aircraft for personal travel by Mr. Glassman and his guests is subject to an annual limit of $100,000 in aggregate incremental cost to the Company, including the cost of “deadhead” flights necessitated by such personal use. The Company does not provide tax reimbursements to Mr. Glassman for any taxes arising from imputed income relating to his use of the corporate aircraft for personal travel by him or his guests.

We believe these benefits are appropriate when viewed in the overall context of our executive compensation program.

How Compensation Decisions Are Made

The Committee uses its informed judgment to determine the appropriate type and mix of compensation elements; to select performance measures, target levels and payout schedules for incentive compensation; and to determine the level of salary and incentive awards for each executive officer. The Committee may delegate its duties and responsibilities to one or more Committee members or Company officers, as it deems appropriate, but may not delegate authority to non-members for any action involving executive officers. The full Board must review and approve certain actions, including any employment and severance benefit agreements and amendments to stock plans.

In 2019, the Committee engaged Meridian Compensation Partners, LLC to perform a competitive review of the Company’s long-term incentive programs in comparison to market practices. Meridian also advised on selecting a peer group of companies for executive compensation benchmarking, provided comparative data for the annual executive compensation review described below, and assisted with other compensation matters as requested. Representatives from Meridian also attend Committee meetings on request.

The Company conducts an annual conflict of interest assessment, which the Committee reviews to verify, in the Committee’s judgment, Meridian’s independence and that no conflicts of interest exist. Meridian does not provide any other services to the Company and works with the Company’s management only on matters for which the Compensation Committee is responsible.

The Company’s Legal and Human Resources Departments also provide compensation data, research and analysis that the Committee may request, and personnel from those departments along with Mr. Glassman, attend Committee meetings. However, the Committee regularly meets in executive session without management present to discuss CEO performance and compensation, as well as any other matters deemed appropriate by the Committee.

The CEO recommends to the Committee compensation levels for the other executive officers, including salary increases, annual incentive targets and long-term incentive award values, based on his assessment of each executive’s performance and level of responsibility. The Committee evaluates those recommendations and accepts or makes adjustments as it deems appropriate.

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Compensation Discussion & Analysis

The Annual Review and Use of Compensation Data

The Committee conducts an annual review of executive compensation at its November meeting to set the executive officers’ compensation for the upcoming year.

During the annual review, the Committee evaluates the three primary elements of the annual compensation package for executive officers: base salary, annual incentive, and long-term incentive awards. As discussed above, increases to base salary affect the other elements of the compensation package because the variable compensation elements (annual incentive and long-term incentive awards) are each set as a percentage of base salary. The Committee also reviews the secondary compensation elements, such as voluntary equity plans and retirement plans, as well as potential payments upon termination or change in control. Decisions about secondary and post-termination compensation elements are made as the plans or agreements giving rise to the compensation are reviewed.

In connection with the annual review, the Committee evaluates the following data presented by the Company and Meridian to consider each executive’s compensation package in the context of past decisions, internal pay relationships and the external market:

•	Compensation data available from proxy filings of the executive compensation peer group, and two general industry surveys published by national consulting firms (described more fully below).

•	Current annual compensation for each executive officer.

•	The potential value of each executive officer’s compensation package under three Company performance scenarios (threshold, target and maximum payout).

•	Comparison of CEO target and realizable pay for the prior five years.

•	The cash-to-equity ratio and fixed-to-variable pay ratio of each executive officer’s compensation package.

•	Compliance with our stock ownership requirements and a summary of outstanding equity awards.

Among the factors the Committee considers when making compensation decisions is the compensation of our NEOs relative to the compensation paid to similarly-situated executives in our markets. We believe, however, that a benchmark should be just that—a point of reference for measurement, not the determinative factor for our executives’ compensation. Because the comparative compensation information is just one of several analytic tools used in setting executive compensation, the Committee has discretion in determining the nature and extent of its use.

Benchmarking Against Peer Companies. In the annual review, the Committee used a peer group to provide additional insight into company-specific pay levels and practices. The Committee evaluates market data provided by compensation surveys and views the use of a peer group as an additional reference point when reviewing the competitiveness of NEO pay levels.

In developing the peer group, the Committee directed Meridian to focus on companies in comparable industries with a similar size and scope of business operations as Leggett. The Committee periodically reviews the composition of the peer group to ensure these companies remain relevant for comparative purposes.

Prior to the annual review to set 2019 compensation, the Committee adjusted the prior year’s peer group by replacing Autoliv, Inc. and Mohawk Industries, Inc. with Cooper-Standard Holdings Inc. and Flowserve Corporation to keep Leggett positioned near the group’s median revenue and market capitalization. The Committee approved the following peer group of 17 U.S.-based, publicly-traded manufacturing companies:

Allegion PLC	HNI Corporation

American Axle & Manufacturing Holdings, Inc.	Lennox International Inc.

A. O. Smith Corporation	Masco Corporation

Carlisle Companies, Incorporated	Owens Corning

Cooper-Standard Holdings Inc.	PENTAIR plc

Dana Incorporated	Tempur Sealy International, Inc.

Flowserve Corporation	Tenneco Inc.

Fortune Home Brands & Security, Inc.	USG Corporation

Herman Miller, Inc.

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Compensation Discussion & Analysis

Compensation Survey Data. The Committee used broad-based compensation surveys published by Willis Towers Watson (General Industry Executive Compensation Survey) and Aon Hewitt (Total Compensation Measurement) to develop a balanced picture of the compensation market.

We sought the largest sample size possible from each survey, as we believe the validity of data increases with sample size. The Committee reviewed data from large companies across all industries (with median revenue of $4.1 billion) from the Willis Towers Watson survey and large manufacturing companies (with median revenue of $4.1 billion) from the Aon Hewitt survey. The Committee referenced market benchmarks that most closely match the NEOs’ job descriptions; however, the Committee is not made aware of the specific companies in the applicable survey groups.

The Committee used the peer group and compensation surveys to get a general sense of the competitive market. These sources generally showed our executive officers’ compensation was in line with median total compensation with an above-average percentage of at-risk, performance-based pay. Individual pay levels may vary relative to the market median for a number of reasons, including, but not limited to, tenure, responsibilities, and performance.

Additional Considerations. Although the Committee views benchmarking data as a useful guide, it gives significant weight to (i) the mix of fixed to variable pay, (ii) the ratio of cash to equity-based compensation, (iii) internal pay equity, and (iv) individual responsibilities, experience and merit when establishing base salaries, annual incentive percentages, and long-term incentive award percentages. While the Committee monitors these pay relationships, it does not target any specific pay ratios.

The Committee also considers the Company’s merit increase budget for all salaried U.S. employees in determining salary increases for executive officers.

Changes to the NEOs’ 2019 Compensation. In connection with the November 2018 review relating to the executive officers’ 2019 compensation:

•	Mr. Glassman’s base salary and Annual Incentive percentage were unchanged from 2018, and his PSU award percentage was increased from 400% to 433%.

•	Mr. Flanigan’s base salary and Annual Incentive percentage were unchanged from 2018, and, given his pending retirement in 2019, he was not granted a 2019 PSU award.

•

In connection with Mr. Dolloff’s promotion to COO on January 1, 2019, his base salary was increased from $512,000 to $600,000, his Annual Incentive percentage was increased from 80% to 100%, and his PSU award percentage was increased from 250% to 300%.

•	Mr. Davis’ base salary was increased from $512,000 to $530,000, and his Annual Incentive and PSU award percentages were unchanged.

•	Mr. Douglas’ base salary was increased from $380,000 to $420,000, his Annual Incentive percentage was increased from 50% to 60%, and his PSU award percentage was increased from 155% to 175%.

Setting the CFO’s 2019 Compensation. The Committee followed a similar process to the annual review, including benchmarking data, in connection with approving the compensation package and initial awards granted to Mr. Tate when he was hired in August 2019 as the incoming CFO.

•

In keeping with the structure of the other NEOs’ compensation package, Mr. Tate’s annual salary was set at $550,000 (prorated for 2019), his annual incentive percentage under the KOIP was set at 80% (also prorated for 2019), and his PSU award multiple was set at 250%.

•

The Committee authorized the grant of two interim PSU awards to Mr. Tate based upon his starting base salary and PSU award multiple, but adjusted for the length of time remaining in their respective performance periods—for the 2018 PSU award with one year remaining in the three-year performance period, he received a one-third prorated award, and for the 2019 PSU award with two years remaining, he received a two-thirds prorated award.

•

As an inducement to join the Company and in connection with his appointment as CFO, Mr. Tate received a sign-on grant of $500,000 in time-based restricted stock units (RSUs), which vest in one-third increments on the first, second and third anniversaries of the grant date. He also received a one-time cash incentive of $250,000, which was subject

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Compensation Discussion & Analysis

to a Separation Agreement he entered into with the Company. Under the Separation Agreement, if Mr. Tate is terminated for cause or voluntarily terminates employment (other than for good reason, as defined in the Separation Agreement) (i) within 12 months of his start date, he must repay the full $250,000 cash incentive and (ii) if such a termination occurs between 12 and 24 months of his start date, he must repay $125,000 of the cash incentive. The Separation Agreement further provides that if Mr. Tate is terminated by the Company other than for cause, death or disability, or he terminates for good reason, the Company must pay (i) 12 months of his base salary for a termination that occurs within 12 months of his start date, (ii) six months of his base salary for a termination that occurs between 12 and 24 months from his start date, (iii) pro-rata cash incentive award under the KOIP for the year of termination based upon the results achieved under the KOIP for the year, (iv) lump sum payment equal to 18 months of COBRA medical coverage, and (v) reasonable and customary outplacement services for the shorter of 12 months following the date of termination and the date Mr. Tate accepts an offer of employment.

Equity Grant Practices

The Committee discussed the 2019 LTI awards at length at its November 2018 meeting in connection with the annual review, then approved the 2019 PSU awards at its March 2019 meeting. The Committee does not approve grants of equity-based awards when it is aware of material inside information.

Performance of Past Equity-Based Awards. The Committee monitors the value of past equity-based awards to gain an overall assessment of how current compensation decisions fit with past practices and to determine the executives’ accumulated variable compensation. However, the Committee does not increase current-year equity-based awards, or any other aspect of the NEOs’ compensation, to adjust for below-expected performance of past equity-based awards.

Clawback Provisions. All equity-based awards are subject to a clawback provision included in our Flexible Stock Plan, which allows the Committee to cancel all or any portion of an award if the recipient (i) violates any confidentiality, non-solicitation or non-compete obligations or terms in an award, employment agreement, confidentiality agreement, separation agreement, and/or any other similar agreement, (ii) engages in improper conduct contributing to the need to restate any external Company financial statement, (iii) commits an act of fraud or significant dishonesty, or (iv) commits a significant violation of any of the Company’s written policies or applicable laws. Under the Flexible Stock Plan, the Committee may require an award recipient to forfeit and repay to the Company any or all of the income or other benefit received on the vesting, exercise, or payment of an award (i) in the preceding two years if, in its discretion, the Committee determines that the recipient engaged in any of the foregoing activities and that such activity resulted in a significant financial or reputational loss to the Company, (ii) to the extent required under applicable law or securities exchange listing standards, or (iii) to the extent required or permitted under any written policy of the Company dealing with recoupment of compensation, subject to any limits of applicable law. In addition, the award documents for our PSU awards include clawback provisions triggered if the Company is required to restate previously reported financial results.

Executive Stock Ownership Guidelines. The Committee believes executive officers should maintain a meaningful ownership stake in the Company to align their interests with those of our shareholders. We expect executive officers to attain the following levels of stock ownership within five years of appointment and to maintain those levels throughout their employment.

Position	Ownership Requirement
CEO	5X base salary
CFO, COO and EVP	3X base salary
All Other Executive Officers	2X base salary

Shares of the Company’s stock owned outright, stock units and net shares acquirable upon the exercise of deferred compensation stock options count toward satisfying the ownership totals. A decline in the stock price can cause an executive officer who previously met the threshold to fall below it temporarily. After five years from appointment, an executive officer who has not met the ownership requirement or falls below it due to a stock price decline, may not sell Leggett shares and must hold any net shares acquired upon the exercise of stock options or vesting of stock units until the ownership threshold is met. As of March 6, 2020, all our NEOs were in compliance with their stock ownership requirements.

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Compensation Discussion & Analysis

Hedging and Pledging Policy. The Company’s insider trading policy prohibits its directors, officers and employees from transactions related to Leggett securities involving short sales, having put equivalent positions, buying or selling exchange-traded options and hedging transactions, which include purchase and sale of options, zero cost collars and forward sale contracts. The policy also prohibits all directors and Section 16 officers from pledging Leggett securities as collateral for a loan, including in a margin account.

Change in Control Agreements

Our NEOs do not have employment agreements and are all considered at-will employees, except for Mr. Tate’s 24-month Separation Agreement (see page 40).

Each of our NEOs has a severance benefit agreement which is designed to protect both the executive officer’s and the Company’s interests in the event of a change in control of the Company, as described on page 49.

The benefits provided under the severance benefit agreements do not impact the Committee’s decisions regarding other elements of the executive officers’ compensation. Because these agreements provide contingent compensation, not regular compensation, they are evaluated separately in view of their intended purpose.

Tax Considerations

For tax years prior to 2018, Section 162(m) of the Internal Revenue Code generally disallowed an income tax deduction to public companies for compensation over $1 million paid to certain executive officers; however, qualifying performance-based compensation was not subject to the deduction limit if certain requirements were met. On December 22, 2017, the U.S. federal government enacted the Tax Cuts and Jobs Act, which, among other things, eliminated the performance-based compensation exception under Section 162(m). As a result, the Company currently expects that, with respect to 2018 and beyond, any compensation amounts over $1 million paid to any NEO will no longer be tax deductible unless grandfathered under the exception for pre-existing contractual arrangements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management, and, based on that review and discussion, the Committee has recommended to the Board of Directors that this Compensation Discussion & Analysis be included in this proxy statement.

Robert E. Brunner (Chair) R. Ted Enloe, III	Manuel A. Fernandez Jai Shah

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Executive Compensation and Related Matters

Summary Compensation Table

The following table reports the total 2019 compensation of our Chief Executive Officer, the two Chief Financial Officers serving the Company in 2019, and our three other most highly compensated executive officers as of December 31, 2019. Collectively, we refer to these six executives as the “Named Executive Officers” or “NEOs.”

Name and Principal Position	Year	Salary(2)(3)	Bonus(2)	Stock Awards(2)(4)	Non-Equity Incentive Plan Compensation(2)(3)	Change in Pension Value; Nonqualified Deferred Compensation Earnings(5)	All Other Compensation (3)(6)	Total
Karl G. Glassman(1)	2019	$1,225,000		$6,117,860	$1,908,060	$163,436	$779,556	$10,193,912
President and Chief Executive Officer	2018	1,223,077		7,174,230	1,405,320	76,241	689,062	10,567,930
	2017	1,154,808		4,217,693	1,068,809	79,137	496,581	7,017,028
Jeffrey L. Tate(2)	2019	167,115	$250,000	1,645,901	188,615		36,468	2,288,099
Executive VP and Chief Financial Officer since September 3, 2019
Matthew C. Flanigan	2019	587,400			594,422	67,477	442,884	1,692,183
Executive VP and Chief Financial Officer through September 2, 2019	2018	571,154		2,093,560	442,957	29,037	403,505	3,540,213
	2017	542,731		1,388,732	334,840	28,845	367,827	2,662,975
J. Mitchell Dolloff(1)	2019	596,615		2,076,245	796,800	25,861	355,070	3,850,591
Executive VP and Chief Operating	2018	511,539		1,874,222	380,518	20,363	212,037	2,998,679
Officer, President—Specialized and Furniture Products	2017	479,808		891,059	437,625	17,098	200,874	2,026,464
Perry E. Davis(1)	2019	529,308		1,528,251	521,520	62,778	149,270	2,791,127
Executive VP, President—	2018	511,539		1,874,222	468,173	17,588	164,184	3,035,706
Residential and Industrial Products	2017	479,808		891,059	407,250	20,346	133,114	1,931,577
Scott S. Douglas	2019	418,462		847,666	327,096	63,853	131,007	1,788,084
Senior VP— General Counsel and	2018	378,077		862,247	174,420	8,747	139,845	1,563,336
Secretary	2017	321,923		489,753	121,440	16,591	111,575	1,061,282

(1)

Effective January 1, 2020, Mr. Glassman became Chairman and CEO; Mr. Dolloff became President and COO, President—Bedding Products; and Mr. Davis became Senior Vice President—Operations, followed by his retirement on February 7, 2020.

(2)

Mr. Tate became an NEO of the Company upon his appointment as Chief Financial Officer on September 3, 2019. Mr. Tate’s salary and annual incentive award under the KOIP were prorated for the partial year he worked for the Company. As an inducement to join the Company, Mr. Tate received a one-time cash incentive of $250,000, which is subject to the Separation Agreement he entered into with the Company, as described on page 40. He also received a sign-on grant of $500,000 in time-based restricted stock units (RSUs), which vest in one-third increments on the first, second and third anniversaries of the grant date. Mr. Tate also received two interim PSU awards based upon his starting base salary and 250% PSU award multiple, but adjusted for the length of time remaining in their respective performance periods—for the 2018 PSU award with one year remaining in the three-year performance period, he received a one-third prorated award, and for the 2019 PSU award with two years remaining, he received a two-thirds prorated award.

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Executive Compensation and Related Matters

(3)

Amounts reported in these columns include cash compensation (base salary, non-equity incentive plan compensation and certain other cash items) that was deferred into the ESU Program (to acquire diversified investments) and/or the Deferred Compensation Program (to acquire, at the NEO’s election, an interest-bearing cash deferral, Leggett stock units, or an option to purchase Leggett stock), as follows:

				Deferred Compensation Program
Name	Year	Total Cash Compensation Deferred	ESU ($)	Cash Deferral ($)	Stock Options (#)	Stock Units (#)
Karl G. Glassman	2019	$1,510,297	$310,297		55,051	24,285
	2018	1,258,847	258,847			29,556
	2017	1,019,455	219,455		40,917	10,311
Jeffrey L. Tate	2019	34,848	34,848
Matthew C. Flanigan	2019	1,219,147				37,393
	2018	1,042,259				30,297
	2017	900,820				24,724
J. Mitchell Dolloff	2019	853,362	136,350			22,267
	2018	428,805	86,266			9,659
	2017	482,504	88,817			11,773
Perry E. Davis	2019	234,936	49,951	$184,985
	2018	167,494	95,011	72,483
	2017	246,294	85,904	160,390
Scott S. Douglas	2019	402,805	71,572		45,587
	2018	239,447	52,305			5,311
	2017	200,314	41,430			4,370

See the Grants of Plan-Based Awards Table on page 45 for further information on Leggett equity-based awards received in lieu of cash compensation in 2019.

(4)

Amounts reported in this column reflect the grant date fair value of the PSU awards (including the one-time transition PSU award in 2018), the Profitable Growth Incentive awards (which were discontinued in 2018), and Mr. Tate’s RSU award, as detailed in the table below. For a description of the assumptions used in calculating the grant date fair value, see Note M to Consolidated Financial Statements to our Annual Report on Form 10-K for the year ended December 31, 2019. The potential maximum fair value of the PSU awards and the PGI awards on the grant date are also included in the table below.

Name	Year	PSU Awards: Grant Date Fair Value	PSU Awards: Potential Maximum Value at Grant Date	PGI Awards: Grant Date Fair Value	PGI Awards: Potential Maximum Value at Grant Date	RSU Awards: Grant Date Fair Value
Karl G. Glassman	2019	$6,117,860	$12,235,720
	2018	7,174,230	14,348,461
	2017	3,346,963	5,857,184	$870,730	$2,176,826
Jeffrey L. Tate	2019	1,217,507	2,435,013			$428,394
Matthew C. Flanigan	2019
	2018	2,093,560	4,187,120
	2017	1,012,463	1,771,809	376,269	940,673
J. Mitchell Dolloff	2019	2,076,245	4,152,491
	2018	1,874,222	3,748,444
	2017	611,538	1,070,191	279,521	698,803
Perry E. Davis	2019	1,528,251	3,056,503
	2018	1,874,222	3,748,444
	2017	611,538	1,070,191	279,521	698,803
Scott S. Douglas	2019	847,666	1,695,332
	2018	862,247	1,724,494
	2017	332,413	581,722	157,340	393,350

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Executive Compensation and Related Matters

(5)	Amounts reported in this column for 2019 are set forth below:

Name	Change in Pension Value(a)	ESU Program(b)	Deferred Stock Units(c)	Cash Deferrals(d)	Total
Karl G. Glassman	$70,512	$45,850	$47,074		$163,436
Jeffrey L. Tate
Matthew C. Flanigan	32,525	19,354	15,598		67,477
J. Mitchell Dolloff		9,067	16,794		25,861
Perry E. Davis	41,578	12,810		$8,390	62,778
Scott S. Douglas	53,837	7,943	2,073		63,853

(a)	Change in the present value of the NEO’s accumulated benefits under the defined benefit Retirement Plan, as described on page 48.

(b)	15% discount on dividend equivalents for stock units held in the ESU Program, as described on page 36.

(c)	20% discount on dividend equivalents for stock units held in the Deferred Compensation Program, as described on page 36.

(d)	Above-market portion of the interest earned on cash deferrals under the Deferred Compensation Program, as described on page 36.

(6)	Amounts reported in this column for 2019 are set forth below:

Name	ESU Program(a)	Deferred Stock Units(b)	401(k) Matching Contributions(c)	Retirement K Excess Payments(c)	Life and Disability Insurance Benefits	Perks(d)	Total
Karl G. Glassman	$389,952	$200,000	$10,080	$102,700	$7,125	$69,699	$779,556
Jeffrey L. Tate	35,911				557		36,468
Matthew C. Flanigan	91,531	304,787		42,547	4,019		442,884
J. Mitchell Dolloff	159,880	179,253			2,070	13,867	355,070
Perry E. Davis	95,056		10,808	27,750	5,860	10,524	149,270
Scott S. Douglas	87,793		9,947	16,892	5,840	10,535	131,007

(a)

This amount represents the Company’s matching contributions under the ESU Program, the additional 17.6% contribution for diversified investments acquired with employee contributions, and the 15% discount on Leggett stock units acquired with Company matching contributions.

(b)	This amount represents the 20% discount on stock units acquired with employee contributions to the Deferred Compensation Program.

(c)	The Company’s 401(k) and Retirement K Excess Plan are described on page 36.

(d)

Perquisites or other personal benefits with an aggregate value of $10,000 or more are included in the Summary Compensation Table. For disclosure purposes, perquisites are valued at the Company’s incremental cost. Perquisites for our executive officers in 2019 consisted of use of a Company car, product samples, and limited personal use of corporate aircraft by the CEO. Mr. Glassman’s use of corporate aircraft for personal travel by him and his guests, subject to the aircraft not being scheduled for business purposes, is subject to an annual limit of $100,000 in aggregate incremental cost to the Company, including the cost of “deadhead” flights necessitated by such personal use. The incremental cost for Mr. Glassman’s personal use of corporate aircraft in 2019 was $61,272 based upon the Company’s average variable cost per passenger mile (including, but not limited to fuel, maintenance, and landing fees) for the Company’s fleet over the course of 2019 multiplied by the passenger miles attributable to Mr. Glassman’s personal use.

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Executive Compensation and Related Matters

Grants of Plan-Based Awards in 2019

The following table sets forth, for the year ended December 31, 2019, information concerning each grant of an award made to the NEOs in 2019 under the Company’s Flexible Stock Plan and the Key Officers Incentive Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Shares of Stock or Units(4) (#)	All Other Option Awards: Securities Underlying Options(5) (#)	Exercise or Base Price of Option Awards(6) ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Award Type(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Karl G. Glassman	2/26/19	AI	$735,000	$1,470,000	$2,205,000
	3/8/19	PSU				59,868	119,735	239,470				$6,117,860
	—	DSU							24,285			1,000,000
	12/17/18	DSO								55,051	36.33	301,074
Jeffrey L. Tate	9/3/19	AI	72,600	145,200	217,800
	9/3/19	Int PSU				11,763	23,525	47,050				803,614
	9/3/19	Int PSU				5,883	11,765	23,530				413,893
	9/3/19	RSU							12,830			428,394
Matthew C. Flanigan	2/26/19	AI	228,800	457,600	686,400
	—	DSU							37,393			1,523,934
J. Mitchell Dolloff	2/26/19	AI	300,000	600,000	900,000
	3/8/19	PSU				20,318	40,635	81,270				2,076,245
	—	DSU							22,267			896,265
Perry E. Davis	2/26/19	AI	254,400	424,000	636,000
	3/8/19	PSU				14,955	29,910	59,820				1,528,251
Scott S. Douglas	2/26/19	AI	126,000	252,000	378,000
	3/8/19	PSU				8,295	16,590	33,180				847,666
	12/17/18	DSO								45,587	36.33	249,315

(1)	Award Type:
AI—Annual Incentive
PSU—Performance Stock Units

Int PSU—Interim Performance Stock Units granted in connection with Mr. Tate becoming the Company’s CFO on September 3, 2019: one with a performance period ending 12/31/2020 and one with a performance period ending 12/31/2021

DSU—Deferred Stock Units
DSO—Deferred Stock Options

(2)	The performance metrics, payout schedules and other details of the NEOs’ annual incentive are described on page 32.

(3)	PSU awards vest at the end of a three-year performance period with 50% based on our TSR as measured relative to a peer group and 50% based upon EBIT CAGR. The PSU awards are described on page 34.

(4)

DSU amounts (from the Deferred Compensation Program described on page 36) reported in this column represent stock units acquired in lieu of cash compensation. Stock units are purchased on a bi-weekly basis or as compensation otherwise is earned, so there is no grant date for these awards. DSUs are acquired at a 20% discount to the market price of our common stock on the acquisition date. We recognize a compensation expense for this discount, which is reported in the All Other Compensation column of the Summary Compensation Table on page 42.

(5)	Options issued under the Deferred Compensation Program are described on page 36.

(6)	The exercise price is the closing market price of the Company’s common stock on the grant date.

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Executive Compensation and Related Matters

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table reports the outstanding stock options, performance stock units, Profitable Growth Incentive awards and restricted stock units held by each NEO as of December 31, 2019.

	Option Awards					Stock Awards
			Exercisable Securities Underlying Unexercised Options (#)			Unvested Stock Units		Equity Incentive Plan Awards— Unearned Shares, Units or Other Unvested Rights
Name	Grant Date(1)			Exercise Price ($)	Expiration Date	Number of Units(2) (#)	Market Value(3) ($)	Performance Period(4)	Number of Units(5) (#)	Market or Payout Value(3) ($)
Karl G. Glassman	1/3/12		98,675	23.14	12/31/21			PSU Awards
	12/31/15	*	47,596	42.02	12/30/25			2018-2020	218,490	11,105,847
	1/4/16		80,449	41.02	1/3/26			2019-2021	239,470	12,172,260
	12/30/16	*	40,917	48.88	12/29/26
Total			267,637						457,960	23,278,107
Jeffrey L. Tate						RSU Awards		PSU Awards
						12,830	652,149	2018-2020	23,530	1,196,030
								2019-2021	47,050	2,391,552
Total						12,830	652,149		70,580	3,587,582
Matthew C. Flanigan	12/31/15	*	15,448	42.02	12/30/25			PSU Awards
								2018-2020	63,760	3,240,921
Total			15,448						63,760	3,240,921
J. Mitchell Dolloff								PSU Awards
								2018-2020	57,080	2,901,376
								2019-2021	81,270	4,130,954
Total									138,350	7,032,330
Perry E. Davis								PSU Awards
								2018-2020	57,080	2,901,376
								2019-2021	59,820	3,040,651
Total									116,900	5,942,027
Scott S. Douglas								PSU Awards
								2018-2020	26,260	1,334,796
								2019-2021	33,180	1,686,539
Total									59,440	3,021,335

(1)

These option grants were issued subject to our standard vesting terms, become exercisable in one-third increments at 18 months, 30 months and 42 months following the grant date, and have a 10-year term.

* Option grant under the Deferred Compensation Program which becomes exercisable on March 15, approximately 15 months following the grant date, and have a 10-year term.

(2)	Unvested RSUs granted in connection with Mr. Tate becoming the Company’s CFO on September 3, 2019.

(3)

Values shown in these columns were calculated by multiplying the number of units shown in the prior column by the per share value of $50.83, the closing market price of our common stock on December 31, 2019.

(4)	PSU awards were granted in connection with our Compensation Committee’s first quarter meeting and have a three-year performance period ending on December 31.

(5)

The 2018-2020 PSU awards and the 2019-2021 PSU awards are disclosed at the maximum payout (200% of the base award) because the combination of Leggett’s TSR ranking as of December 31, 2019 and our projected EBIT CAGR for the performance periods place the anticipated payouts above the target level. The PSUs are described at page 34.

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Executive Compensation and Related Matters

Option Exercises and Stock Vested in 2019

The following table reports the number of stock options exercised and stock awards vested in 2019, and the value realized by the NEOs upon exercise or vesting of such awards. The stock award amounts represent the payout of the 2017-2019 PSU awards and the 2018-2019 transition PSU awards at the end of their respective performance periods on December 31, 2019.

	Option Awards		Stock Awards(1)
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Karl G. Glassman	206,975	$4,867,030	101,307	$5,149,435
Jeffrey L. Tate
Matthew C. Flanigan	97,550	2,515,556	29,908	1,520,224
J. Mitchell Dolloff			21,003	1,067,582
Perry E. Davis	30,825	876,354	10,186	517,754
Scott S. Douglas	37,625	744,619	11,502	584,647

(1)	Amounts reported in these columns consist of vested 2017-2019 PSU and 2018-2019 transition PSU awards, allocated as follows:

	2017-2019 PSU		2018-2019 Transition PSU
Name	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Karl G. Glassman	32,316	$1,642,622	68,991	$3,506,813
Jeffrey L. Tate
Matthew C. Flanigan	9,776	496,914	20,132	1,023,310
J. Mitchell Dolloff	5,905	300,151	15,098	767,431
Perry E. Davis	5,905	300,151	4,281	217,603
Scott S. Douglas	3,210	163,164	8,292	421,482

Dollar amounts shown above are calculated based upon the closing price of the Company’s stock on the vesting date. For those shares distributed to the NEOs upon the PSUs vesting, they may continue to hold the shares or sell them in accordance with applicable laws and Company policies. 65% of the 2017-2019 PSU award and 50% of the 2018-2019 transition PSU award were distributed in shares of Leggett stock, and the balance was distributed in cash.

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Executive Compensation and Related Matters

Pension Benefits in 2019

We had a voluntary, tax-qualified, defined benefit pension plan (the “Retirement Plan”), which was frozen December 31, 2006. Benefits accrued under the Retirement Plan were fixed as of that date, and the Retirement Plan was closed to new participants. In 2007, employees who had previously participated in the Retirement Plan were offered a replacement benefit package consisting of the Retirement K and the Retirement K Excess Program discussed at page 36. Although participants no longer accrue additional benefits under the Retirement Plan, the present value of the benefits may increase or decrease each year based on the assumptions used to calculate the benefit for financial reporting purposes.

The Retirement Plan required a contribution from participating employees of 2% of base salary. The normal monthly retirement benefit is the total of 1% of the employee’s average monthly salary for each year of participation in the Retirement Plan. Benefits are calculated based on actual years of participation in the Retirement Plan, and benefits become payable when a participant reaches age 65 (normal retirement age). Mr. Glassman, Mr. Flanigan, Mr. Davis, and Mr. Douglas are eligible for early retirement benefits under the Retirement Plan (minimum age 55 and at least 15 years of service), under which they would receive a monthly benefit reduced by 1/180th for the first 60 months and a monthly benefit reduced by 1/360th for any additional months before reaching normal retirement age. Mr. Tate and Mr. Dolloff are not Retirement Plan participants.

The following table lists the present value of accumulated benefits payable to the NEOs under the Retirement Plan:

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Karl G. Glassman	38	$370,666
Jeffrey L. Tate
Matthew C. Flanigan	23	146,971
J. Mitchell Dolloff
Perry E. Davis	39	212,627
Scott S. Douglas	32	272,535

To calculate the present value of the accumulated Retirement Plan benefit, we took the annual accrued benefit through December 31, 2019 that would be payable at normal retirement age, assuming no future contributions. We converted that amount to a lump sum using an annuity factor from the RP2014 mortality table and discounted that amount back to December 31, 2019 using a 2.75% discount rate for US plans. The discount rate, measurement date and mortality assumptions are the same as those used for financial reporting purposes found in Note N to Consolidated Financial Statements to our Annual Report on Form 10-K for the year ended December 31, 2019, except those are reported on a weighted average basis for all plans.

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Executive Compensation and Related Matters

Non-Qualified Deferred Compensation in 2019

The following table provides the aggregate 2019 contributions, earnings, withdrawals, and ending balances for each NEO’s deferred compensation accounts. The year-end balances are based on the $50.83 closing market price of our common stock on December 31, 2019.

Name	Deferral Type or Program(1)	Executive Contributions in 2019(2)	Company Contributions in 2019(2)	Aggregate Earnings in 2019(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2019(4)
Karl G. Glassman	ESU	$310,297	$389,952	$3,265,386		$11,799,587
	DSU	800,000	200,000	2,175,723	$352,467	7,055,458
	EDSP			111,315	213,539	297,356
Total		1,110,297	589,952	5,552,424	566,006	19,152,401
Jeffrey L. Tate	ESU	34,848	35,911	(15,560)		55,199
Total		34,848	35,911	(15,560)		55,199
Matthew C. Flanigan	ESU		91,531	1,395,243		4,782,894
	DSU	1,219,147	304,787	993,111	1,015,871	3,507,067
Total		1,219,147	396,318	2,388,354	1,015,871	8,289,961
J. Mitchell Dolloff	ESU	136,350	159,880	705,282		2,690,490
	DSU	717,012	179,253	1,005,789	372,606	3,386,498
Total		853,362	339,133	1,711,071		6,076,988
Perry E. Davis	ESU	49,951	95,056	1,007,136		3,425,604
	DCC	184,985		21,847		672,553
Total		234,936	95,056	1,028,983		4,098,157
Scott S. Douglas	ESU	71,572	87,793	610,056		2,235,808
	DSU			106,709	179,501	280,124
Total		71,572	87,793	716,765	179,501	2,515,932

(1)	Deferral Type or Program:
ESU—Executive Stock Unit Program (see description at page 36)
DCC—Deferred Compensation Program—Cash Deferral (see description at page 36)
DSU—Deferred Compensation Program—Stock Units (see description at page 36)

EDSP—Executive Deferred Stock Program. This is a frozen program under which executives deferred the gain from their stock option exercises from 1 to 15 years. Upon deferral, the participant was credited with stock units representing the net option shares deferred, and the units accumulate dividend equivalents during the deferral period.

(2)	Amounts reported in these columns are also included in the totals reported in the Summary Compensation Table.

(3)

Aggregate earnings include interest, dividends and the appreciation (or depreciation) of the investments in which the accounts are held. The following amounts, representing preferential earnings relating to interest and dividends paid in 2019 on the ESU and Deferred Compensation Programs, are reported in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table: Glassman—$92,924; Tate—$0; Flanigan—$34,952; Dolloff—$25,861; Davis—$21,200; and Douglas—$10,016.

(4)

Of the balances reported in this column (which are net of distributions from prior years’ deferrals), the following aggregate amounts were included in the totals reported in the Summary Compensation Table as executive contributions, company contributions, or preferential earnings in 2017, 2018 and 2019: Glassman—$4,741,210; Tate—$70,759 (2019 only); Flanigan—$4,320,273; Dolloff—$2,561,873; Davis—$1,003,006; and Douglas—$823,283.

Potential Payments upon Termination or Change in Control

This section describes the payments and benefits that may be received by our NEOs upon termination of employment, in excess of the amounts generally paid to our salaried employees upon termination of employment. None of the NEOs have employment agreements and are all considered at-will employees.

Severance Benefit Agreements. Each of our NEOs has a severance benefit agreement which provides for specific payments and benefits upon certain termination events or a change in control of the Company. Upon a change in control of the Company, the severance agreements provide for severance payments and benefits over 24 months (the “Protected Period”).

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Executive Compensation and Related Matters

In general, a change in control is deemed to occur when: (i) a shareholder acquires shares giving it ownership of 40% or more of our common stock, (ii) the current directors or their “successors” no longer constitute a majority of the Board of Directors, (iii) after a merger or consolidation with another corporation, less than 65% of the voting securities of the surviving corporation are owned by our former shareholders, (iv) the Company is liquidated or sells substantially all of its assets to an unrelated third party, or (v) the Company enters into an agreement or publicly announces an intent to take actions which would result in a change in control.

The payments and benefits payable under the severance agreements are subject to a “double trigger”; that is, they become payable only after both (i) a change in control of the Company and (ii) the executive officer’s employment is terminated by the Company (except for cause or upon disability) or the executive officer terminates his employment for “good reason.” In general, the executive officer would have good reason to terminate his employment if he were required to relocate or experienced a reduction in job responsibilities, compensation or benefits, or if the successor company did not assume the obligations under the agreement. The Company may cure the “good reason” for termination within 30 days of receiving notice of such from the executive.

If the Company terminates the executive for cause, the severance benefits do not become payable. Events triggering a termination for cause include (i) conviction of a felony or any crime involving Company property, (ii) willful breach of the Code of Conduct or Financial Code of Ethics that causes significant injury to the Company, (iii) willful act or omission of fraud, misappropriation or dishonesty that causes significant injury to the Company or results in material enrichment of the executive at the Company’s expense, (iv) willful violation of specific written directions of the Board following notice of such violation, or (v) continuing, repeated, willful failure to substantially perform duties after written notice from the Board.

Once the double trigger conditions are satisfied, the executive becomes entitled to receive the following payments and benefits:

•	Base salary through the date of termination.

•	Pro-rata annual incentive award based upon the actual results under the Key Officers Incentive Plan for the year of termination.

•	Severance payments equal to 200% of base salary and target annual incentive paid in bi-weekly installments over 24 months following the date of termination.

•

Continuation of health insurance, life insurance and fringe benefits for 24 months following the date of termination, as permitted by the Internal Revenue Code, or an equivalent bi-weekly cash payment.

•	Lump sum additional retirement benefit based upon the actuarial equivalent of an additional 24 months of continuous service following the date of termination.

The executive is not required to mitigate the amount of any termination payment or benefit provided under his severance benefit agreement, but any health insurance or fringe benefits he may receive from a new job will reduce any benefits provided under the agreement.

Mr. Douglas has a different version of the severance benefit agreement, last amended in 2008, the terms of which are substantially similar to those described above, with the following exceptions: (i) the Protected Period is 12 months, (ii) the pro-rata annual incentive for the year of termination is based upon the maximum payout under the KOIP, (iii) severance payments are equal to 100% of base salary and target annual incentive over a 12 month period, (iv) health insurance and fringe benefits continued for 12 months following the date of termination, and (v) the lump sum additional retirement benefit is based upon 12 months of additional service. This agreement also provides that, prior to a change in control, the Company must provide three months’ prior notice to terminate his employment.

Accelerated Vesting of PSUs. The terms and conditions of the PSU awards provide for “double trigger” vesting (a termination of employment following a change in control), such that all outstanding PSUs will vest at the maximum 200% payout. The acceleration of equity-based award vesting upon a change in control is designed to ensure that ongoing employees receive the benefit of the transaction by having the opportunity to realize value from their equity-based awards at the time of the transaction.

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Executive Compensation and Related Matters

The tables below provide the estimated potential payments and benefits that the NEOs would receive in the event of any termination of employment. We have used the following assumptions and methodology to calculate these amounts:

•

Each termination of employment is deemed to have occurred on December 31, 2019. Potential payments reflect the benefits and arrangements in effect on that date. Since Mr. Flanigan’s retirement date was December 31, 2019 and he did not receive any payments in connection with his termination of service, he has been excluded from the presentation below.

•

The tables reflect only the additional payments and benefits the NEOs would be entitled to receive as a result of the termination of employment. Fully vested benefits described elsewhere in this proxy statement (such as deferred compensation accounts and pension benefits) and payments generally available to U.S. employees upon termination of employment (such as accrued vacation) are not included in the tables.

•	To project the value of stock plan benefits, we used the December 31, 2019 closing market price of our common stock of $50.83 per share and a dividend yield of 3.1%.

The potential payments and benefits presented in the following tables are only estimates provided solely for disclosure purposes and may vary from the amounts that are ultimately paid in connection with an actual termination of employment.

Potential Payments upon Termination Following a Change in Control

Name	Severance Payments(1)	Vesting of PSU Awards(2)	Vesting of RSU Awards(3)	Retirement Benefits(4)	Health and Life Insurance Benefits(5)	Total
Karl G. Glassman	$5,390,000	$11,820,344		$1,628,434	$42,173	$18,880,951
Jeffrey L. Tate	1,980,000	1,997,029	$652,149	268,622	36,215	4,934,015
J. Mitchell Dolloff	2,400,000	3,725,193		459,985	26,970	6,612,148
Perry E. Davis	1,908,000	2,994,690		519,027	49,119	5,470,836
Scott S. Douglas	722,904	1,570,464		347,540	17,988	2,658,896

(1)

This amount represents the total bi-weekly cash severance payments made during the Protected Period pursuant to the severance agreements. The severance agreements for Mr. Glassman, Mr. Tate, Mr. Davis, and Mr. Dolloff also provide for a pro-rata annual incentive payment for the year in which the termination occurs; however, this amount vests under the KOIP on December 31 of each year, so no incremental compensation would have been payable as of December 31, 2019. Mr. Douglas’ severance agreement provides for a pro-rata annual incentive payment at the maximum payout level, so his severance payment also includes the difference between his actual 2019 KOIP payout and the maximum payout.

(2)

Upon a termination of employment following a change in control, the PSU awards provide for payout at the maximum 200%. These amounts represent the incremental portion of the award attributable to the additional vesting beyond December 31, 2019: 33% of the 2018-2020 PSU awards and 67% of the 2019-2021 PSU awards.

(3)

Upon a termination of employment following a change in control, the RSU award granted to Mr. Tate in connection with his appointment as CFO in 2019 provides for vesting of all outstanding RSUs. This amount represents the value of Mr. Tate’s unvested RSUs on December 31, 2019.

(4)

This amount represents the additional retirement benefit due under the severance agreements based upon additional Company contributions under the Executive Stock Unit Program, the Retirement K, and the Retirement K Excess Plan for the length of the Protected Period.

(5)	This amount represents the value of continuation of health insurance and life insurance premiums which continue through the Protected Period under the severance agreements.

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Executive Compensation and Related Matters

Potential Payments upon Termination Following a Disability

Name	Vesting of PSU Awards(1)
Karl G. Glassman	$1,696,518
Jeffrey L. Tate	277,061
J. Mitchell Dolloff	518,664
Perry E. Davis	399,991
Scott S. Douglas	223,423

(1)

The PSU awards provide for continued vesting for 18 months after the onset of the disability leading to the executive’s termination. These amounts represent the value of the awards’ additional vesting following termination and are based on the projected payouts as of December 31, 2019.

In the event of a termination of employment due to a NEO’s death, the standard salaried employee’s life insurance benefit is payable at two times base salary (up to a maximum $800,000), which doubles in the event of death due to an accident.

CEO Pay Ratio

The following pay ratio disclosure is the Company’s reasonable, good faith estimate based upon the methodology described below, pursuant to SEC rules.

The annual compensation of Leggett’s Chief Executive Officer for 2019 (as set forth in the Summary Compensation Table on page 42, plus the value of employer-provided health benefits) was $10,204,342, and the annual compensation for our median employee (including employer-provided health benefits) was $36,441 resulting in a ratio of 280 to 1.

As a multi-national manufacturing company, a majority of Leggett’s workforce is employed outside the United States. In addition, approximately three-fourths of Leggett’s employees are hourly-paid production workers. Leggett operates 140 manufacturing facilities in 18 countries, and we offer competitive compensation and benefits in line with local labor markets and in accordance with applicable laws.

There have been no significant changes in our employee population or compensation arrangements for 2019 that we reasonably believe would result in a significant change to our pay ratio disclosure since identifying the median employee in 2018. As permitted by SEC regulations, this determination excludes the 980 employees that joined the Company in connection with our 2019 acquisition of Elite Comfort Solutions. In addition, the individual identified in 2018 is no longer employed by us, and, as permitted by SEC regulations, we selected another employee whose 2018 compensation was substantially similar to that of our originally identified 2018 median employee.

In determining the 2018 median employee, we used cash compensation paid during fiscal year 2018 as the consistently applied compensation measure to identify the median employee, which consisted of wages, overtime, salary and bonuses. Compensation of non-U.S. employees was converted from local currency to U.S. dollars using exchange rates in effect on December 31, 2018. For those employees hired and/or separated from service in 2018, their cash compensation paid in 2018 was annualized. As of October 1, 2018, we had a total of 22,434 U.S. and non-U.S. employees. In establishing the population from which to identify our median employee, we excluded all employees located in Brazil (329), Hungary (146), India (320) and South Africa (276) under the 5% de minimis exception of Item 402(u), based upon the 22,434 total. We gathered compensation data for a statistically relevant, randomized sample of 400 employees from across our entire, world-wide employee base (less the de minimis exclusion described above and excluding the CEO).

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SECURITY OWNERSHIP

Security Ownership of Directors and Executive Officers

The table below sets forth the beneficial ownership of our common stock on March 6, 2020, by the Company’s directors, the Named Executive Officers, as well as all directors and executive officers as a group.

	Number of Shares or Units Beneficially Owned
Directors and Executive Officers	Common Stock	Stock Units(1)	Options Exercisable within 60 Days	Total	% of Class(2)
Mark A. Blinn, Director	3,820			3,820
Robert E. Brunner, Director	22,952	27,942		50,895
Mary Campbell, Director	1,389	316		1,705
Perry E. Davis, former Executive VP, President—Residential Products and Industrial Products through 12/31/2019	88,710	50,699		139,409	0.10%
J. Mitchell Dolloff, President and Chief Operating Officer, President—Bedding Products, Director	46,165	114,120		160,285	0.12%
Scott S. Douglas, Senior VP—General Counsel and Secretary	9,544	37,772	45,587	92,904
R. Ted Enloe, III, Director	43,166		10,174	53,340
Manuel A. Fernandez, Director	24,101	10,672		34,773
Matthew C. Flanigan, former Executive VP and Chief Financial Officer through 9/2/2019	120,679	113,041	15,448	249,168	0.19%
Karl G. Glassman, Chairman and Chief Executive Officer, Director	232,369	364,663	322,688	919,688	0.69%
Joseph W. McClanathan, Director	25,455	727		26,182
Judy C. Odom, Director	36,595	20,115		56,710
Srikanth Padmanabhan, Director	6,141			6,141
Jai Shah, Director	3,820	619		4,439
Jeffrey L. Tate, Executive VP and Chief Financial Officer		24,323		24,323
Phoebe A. Wood, Director	25,833	28,709		54,542
All executive officers and directors as a group (20 persons)	503,410	899,620	399,402	2,036,152	1.53%

(1)

Stock units include shares under the Company’s Executive Deferred Stock, Executive Stock Unit, and Deferred Compensation Programs and restricted stock unit grants. Participants have no voting rights with respect to stock units. In each program, stock units are converted to shares of common stock upon distribution (although stock units may be settled in cash if there are not sufficient shares reserved for future issuance under the Flexible Stock Plan), which occurs at a specified date or upon termination of employment. None of the stock units listed are scheduled for distribution within 60 days.

(2)

Beneficial ownership of less than .1% of the class is not shown. Stock units and options exercisable within 60 days are considered as stock outstanding for the purpose of calculating the ownership percentages.

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Security Ownership

Security Ownership of Certain Beneficial Owners

The Company knows of no beneficial owner of more than 5% of its common stock as of March 6, 2020, except as set out below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
The Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	14,571,460	11.07%
State Street Corporation(2) One Lincoln Street Boston, MA 02111	14,468,337	10.99%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	12,878,177	9.8%

(1)

The Vanguard Group (“Vanguard”) is deemed to have sole voting power with respect to 194,908 shares, shared voting power with respect to 37,769 shares, sole dispositive power with respect to 14,351,107 shares, and shared dispositive power with respect to 220,353 shares. This information is based on Schedule 13G/A of Vanguard filed February 12, 2020, which reported beneficial ownership as of December 31, 2019.

(2)

State Street Corporation (“SSC”) is deemed to have shared voting power with respect to 13,678,237 shares and shared dispositive power with respect to 14,466,837 shares. This information is based on Schedule 13G of SSC filed February 14, 2020, which reported beneficial ownership as of December 31, 2019.

(3)

BlackRock, Inc. (“BlackRock”) is deemed to have sole voting power with respect to 11,493,066 shares and sole dispositive power with respect to 12,878,177 shares. This information is based on Schedule 13G/A of BlackRock filed February 5, 2020, which reported beneficial ownership as of December 31, 2019.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of ownership and changes in ownership of common stock with the SEC. We must identify in this proxy statement those persons for whom reports were not filed on a timely basis. Based solely on a review of the forms that have been filed and written representations from the reporting persons, we believe that all Section 16 filing requirements applicable to such persons were complied with during 2019. However, one report on Form 4 related to Steven K. Henderson was not timely filed. The late report, which was filed on March 4, 2020, related to a single transaction on February 10, 2020 where 381 shares of Company common stock were withheld by the Company to cover tax liability upon the vesting of restricted stock units. The late report was due to the Company’s inadvertent administrative error, and once discovered, was promptly reported.

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EQUITY COMPENSATION PLAN INFORMATION

The following table shows the number of outstanding options, warrants and rights, and shares available for future issuance under all the Company’s equity compensation plans as of December 31, 2019. All of our current equity compensation plans have been approved by our shareholders; provided, however that the 2020 amendment and restatement of the Flexible Stock Plan is being submitted for shareholder approval at the 2020 annual meeting.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by shareholders	5,158,761	(1)	$33.03	8,711,838	(2)(3)
Equity compensation plans not approved by shareholders	N/A		N/A	N/A
Total	5,158,761		$33.03	8,711,838

(1)	This number represents the stock issuable under the Flexible Stock Plan:

Options	581,625
Vested Stock Units	3,467,087
Unvested Stock Units	1,110,049

This includes 581,625 options outstanding and 4,577,136 stock units convertible to common stock. The stock units include grants of RSUs and PSUs covering 96,285 shares that are still subject to forfeiture if vesting conditions are not satisfied. The remaining stock units are held in our ESU, Deferred Compensation and Executive Deferred Stock Programs, and only 14,166 of those stock units are unvested. See pages 36 and 49 for descriptions of these programs.

(2)

Shares available for future issuance include: 5,035,063 shares under the Flexible Stock Plan and 3,676,775 shares under the Discount Stock Plan, a Section 423 employee stock purchase plan. Columns (a) and (b) are not applicable to stock purchase plans.

(3)

Of the 5,035,063 shares available under the Flexible Stock Plan as of December 31, 2019, shares issued as options or stock appreciation rights count as one share against the Plan, and shares issued as all other types of awards count as three shares against the Plan.

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QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND ANNUAL MEETING

Why did I receive these materials?

The Board of Directors is providing these materials to you in connection with its solicitation of proxies for the Company’s annual meeting of shareholders on May 15, 2020. As a Leggett shareholder, you are entitled and encouraged to vote on the proposals presented in these proxy materials. We invite you to attend the annual meeting, but you do not have to attend to be able to vote.

Where can I obtain financial information about Leggett?

Our Annual Report to Shareholders, including our Form 10-K with financial statements for 2019, is enclosed in the same mailing with this proxy statement. The Company’s Proxy Statement and Annual Report to Shareholders (including Form 10-K) are also available at www.leggett.com/proxy/2020. Information on our website does not constitute part of this proxy statement.

What shares can I vote?

The only class of outstanding voting securities is the Company’s common stock. Each share of common stock issued and outstanding at the close of business on March 6, 2020 (the “Record Date”) is entitled to one vote on each matter submitted to a vote at the annual meeting. On the Record Date, we had 132,249,371 shares of common stock issued and outstanding.

You may vote all shares of Leggett common stock you owned on the Record Date. This includes shares held directly in your name as the shareholder of record and shares held for you as the beneficial owner through a broker, trustee or other nominee, sometimes referred to as shares held in “street name.”

Shareholder of Record: If your shares are registered directly in your name with our transfer agent, Equiniti, you are the shareholder of record, and these proxy materials were sent to you directly. As the shareholder of record, you have the right to grant your proxy vote directly or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Beneficial Owner: If you hold shares in a brokerage account or through some other nominee, you are the beneficial owner of the shares, and these proxy materials were delivered by the broker, trustee or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares by proxy. Although you are invited to attend the annual meeting, you may not vote these shares in person unless you obtain a legal proxy from the broker, trustee or nominee.

How do I submit my vote?

You may vote your shares (i) online at www.proxypush.com/leg, (ii) by signing and returning the proxy or voting instruction card, or (iii) in person at the meeting. If you vote online, you do not need to return your proxy or voting instruction card, but you will need to have it in hand when you access the voting website. Specific voting instructions are found on the proxy card or voting instruction card included with this proxy statement.

The Board recommends you vote FOR each of the director nominees in Proposal 1, FOR the ratification of PwC in Proposal 2, FOR approval of the amendment and restatement of the Flexible Stock Plan in Proposal 3, and FOR the approval of named executive officer compensation in Proposal 4. All shares for which proxies have been properly submitted and not revoked will be voted at the annual meeting in accordance with your instructions. If you returned a signed proxy card without marking one or more proposals, your proxy will be voted in accordance with the Board’s recommendations.

Can I change my vote?

Shareholder of Record: If you are a shareholder of record, you may change your vote or revoke your proxy any time before the annual meeting by (i) submitting a valid, later-dated proxy, (ii) submitting a valid, subsequent vote online, (iii) notifying the Company’s Secretary that you have revoked your proxy, or (iv) completing a written ballot at the annual meeting.

Beneficial Owner: If you hold shares as the beneficial owner, you may change your vote by (i) submitting new voting instructions to your broker, trustee or nominee or (ii) voting in person at the annual meeting if you have obtained a legal proxy from your broker, trustee or nominee.

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Questions and Answers

How many votes are needed to conduct business at the annual meeting?

A majority of the outstanding shares of common stock entitled to vote must be present at the annual meeting, or represented by proxy, in order to meet the quorum requirement to transact business. Both abstentions and broker non-votes (described below) are counted in determining a quorum. If a quorum is not present, the annual meeting will be adjourned for no more than 90 days to reach a quorum.

What vote is required to elect a director?

A director nominee must receive the affirmative vote of a majority of those shares present (either in person or by proxy) and entitled to vote.

As required by our Corporate Governance Guidelines, each nominee has submitted a contingent resignation to the Nominating & Corporate Governance Committee in order to be nominated for election as a director. If a nominee fails to receive a majority of the votes cast in the director election, the N&CG Committee will make a recommendation to the Board of Directors whether to accept or reject the director’s resignation and whether any other action should be taken. If a director’s resignation is not accepted, that director will continue to serve until the Company’s next annual meeting or until his or her successor is duly elected and qualified. If the Board accepts the resignation, it may, in its sole discretion, either fill the resulting vacancy or decrease the size of the Board to eliminate the vacancy.

What vote is required to approve the other proposals?

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required for ratification of PwC as Leggett’s independent registered public accounting firm and to approve the amendment and restatement of the Flexible Stock Plan. NYSE rules also require that the amendment of the Flexible Stock Plan to be approved by a majority of votes cast on the proposal. Since the vote on named executive officer compensation is advisory, the Board will give due consideration to the outcome; however, the proposal is not approved as such.

What is the effect of an abstention vote on the election of directors and other proposals?

A share voted abstain with respect to any proposal is considered present and entitled to vote with respect to that proposal. For the proposals requiring a majority vote in order to pass, an abstention will have the effect of a vote against the proposal.

What is the effect of a broker non-vote?

If you are the beneficial owner of shares held through a broker or other nominee and do not vote your shares or provide voting instructions, your broker may vote for you on routine proposals but not on non-routine proposals. Therefore, if you do not vote on the non-routine proposals or provide voting instructions, your broker will not be allowed to vote your shares—this will result in a broker non-vote. Broker non-votes are not counted as shares present and entitled to vote, so they will not affect the outcome of the vote. All proposals on the agenda are non-routine, other than the ratification of PwC as the Company’s auditor.

Who pays the cost of soliciting votes at the annual meeting?

Leggett is making this solicitation and will pay the full cost of preparing, printing, assembling and mailing these proxy materials. Upon request, we will also reimburse brokers and other nominees for forwarding proxy and solicitation materials to shareholders.

We have hired Alliance Advisors, LLC to assist in the solicitation of proxies by mail, telephone, in person or otherwise. Alliance’s solicitation fees are expected to be $10,000, plus expenses. If necessary to ensure sufficient representation at the meeting, Company employees, at no additional compensation, may request the return of proxies from shareholders.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and plan to issue a press release promptly after the meeting. Within four business days after the annual meeting, we will file a Form 8-K reporting the vote count.

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Questions and Answers

What should I do if I receive more than one set of proxy materials?

You may receive multiple sets of proxy materials if you hold shares in more than one brokerage account or if you are a shareholder of record and have shares registered in more than one name. Please vote the shares on each proxy card or voting instruction card you receive.

We have adopted householding which allows us, unless a shareholder withholds consent, to send one set of proxy materials to multiple shareholders sharing the same address. Each shareholder at a given address will receive a separate proxy card. If you currently receive multiple sets of proxy materials and wish to have your accounts householded, or if you want to opt out of householding, call EQ Shareowner Services at 800-468-9716 or send written instructions to EQ Shareowner Services, Attn: Leggett & Platt, Incorporated, P.O. Box 64854, St. Paul, MN 55164-0854. You will need to provide your Equiniti account number, which can be found on your proxy card.

Many brokerage firms practice householding as well. If you have a householding request for your brokerage account, please contact your broker.

How may I obtain another set of proxy materials?

If you received only one set of proxy materials for multiple shareholders of record and would like us to send you another set this year, please call 800-888-4569 or write to Leggett & Platt, Incorporated, Attn: Investor Relations, 1 Leggett Road, Carthage, MO 64836, and we will deliver these documents to you promptly upon your request. You can also access a complete set of proxy materials (the Notice of Meeting, Proxy Statement, and Annual Report to Shareholders including Form 10-K) online at www.leggett.com/proxy/2020. To ensure that you receive multiple copies in the future, please contact your broker or Equiniti at the number or address in the preceding answer to withhold your consent for householding.

What is the deadline to propose actions for next year’s annual meeting?

Shareholders may propose actions for consideration at future annual meetings either by presenting them for inclusion in the Company’s proxy statement or by soliciting votes independent of our proxy statement. To be properly brought before the meeting, all shareholder actions must comply with our bylaws, as well as SEC requirements under Regulation 14A. Leggett’s bylaws are posted on our website at www.leggett-search.com/governance. Notices specified for the types of shareholder actions set forth below must be addressed to Leggett & Platt, Incorporated, Attn: Corporate Secretary, 1 Leggett Road, Carthage, MO 64836.

Shareholder Proposal Included in Proxy Statement: If you intend to present a proposal at the 2021 annual meeting, SEC rules require that the Corporate Secretary receive the proposal at the address given above by December 1, 2020 for possible inclusion in the proxy statement. We will decide whether to include a proposal in the proxy statement in accordance with SEC rules governing the solicitation of proxies.

Shareholder Proposal Not Included in Proxy Statement: If you intend to present a proposal at the 2021 annual meeting by soliciting votes independent of the Company’s proxy statement, Section 1.2 of our bylaws requires that the Company receive timely notice of the proposal—no earlier than January 15, 2021 and no later than February 14, 2021. This notice must include a description of the proposed business, your name and address, the number of shares you hold, any of your material interests in the proposal, and other matters specified in the bylaws. The nature of the business also must be appropriate for shareholder action under applicable law. The bylaw requirements also apply in determining whether notice is timely under SEC rules relating to the exercise of discretionary voting authority.

Director Nominees: If you wish to recommend a director candidate for the N&CG Committee’s consideration, submit a proxy access director nominee, or nominate a director candidate outside of the Company’s nomination process, see the requirements described under Consideration of Director Nominees and Diversity on page 7.

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APPENDIX: FLEXIBLE STOCK PLAN

LEGGETT & PLATT, INCORPORATED

FLEXIBLE STOCK PLAN

Amended and Restated

Effective as of May 15, 2020

1.	ESTABLISHMENT OF PLAN

1.1 Name. The name of the Plan is the “Leggett & Platt, Incorporated Flexible Stock Plan.”

1.2 Purpose. The purpose of the Plan is to advance the Company’s long-term interests by providing awards that allow the Company to attract and retain valuable employees, align the interests of directors, employees and other key individuals with the interests of shareholders, and reward outstanding performance.

1.3 Effective Date and Term. This amended and restated Plan (the “Plan”) is an amendment and restatement of the Leggett & Platt, Incorporated Flexible Stock Plan that was effective May 5, 2015 (the “Prior Plan”), and will become effective as of May 15, 2020 (the “Effective Date”), subject to approval by the Company’s shareholders, and shall continue in full force and effect until the tenth anniversary of the Effective Date.

2.	DEFINITIONS

Unless otherwise specifically defined or unless the context clearly otherwise requires, the words and phrases used in the Plan are defined as set forth below. In addition to the definitions below, certain words and phrases used in the Plan and any agreement may be defined in other portions of the Plan or agreement.

(a)	Affiliate. A Parent, Subsidiary, or any directly or indirectly owned partnership or limited liability company of the Company.

(b)	Agreement. The document that evidences the grant of any Award under the Plan and sets forth the terms, conditions, and restrictions relating to, such Award.

(c)	Award. Any Option, SAR, Restricted Stock, Stock Unit, Performance Award, Other Stock Based Award or Other Award granted or acquired pursuant to the Plan.

(d)	Board. The Board of Directors of the Company.

(e)

Change in Control. Change in Control shall mean the acquisition, without the approval of the Board, by any person or entity, other than the Company or a Related Entity, of more than 20% of the outstanding Shares through a tender offer, exchange offer or otherwise; the liquidation or dissolution of the Company following the sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company which results in the Company not being the surviving parent corporation; or any time during any two-year period in which individuals who constituted the Board at the start of such period (or whose election was approved by at least two-thirds of the then members of the Board who were members at the start of the two-year period) do not constitute at least 50% of the Board for any reason. A Related Entity is a Subsidiary or any employee benefit plan (including a trust forming a part of such a plan) maintained by the Company or a Subsidiary. Notwithstanding the foregoing, to the extent necessary to avoid the adverse tax consequences under Code Section 409A, a Change in Control shall mean one of the foregoing events but only to the extent it also meets the requirements of an event qualifying for a distribution of deferred compensation under Section 409A(a)(2)(A)(v) of the Code.

(f)	Code. The Internal Revenue Code of 1986, as amended.

(g)	Company. Leggett & Platt, Incorporated.

(h)	Committee. The Committee described in Section 5.1 or, in the absence of the Committee, the Board.

(i)	Common Stock. The Company’s $.01 par value Common Stock.

(j)	Employee. Any person employed by the Employer.

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Appendix: Flexible Stock Plan

(k)	Employer. The Company or any Affiliate.

(l)	Exchange Act. The Securities Exchange Act of 1934, as amended.

(m)

Fair Market Value. The closing price of a Share on the New York Stock Exchange on a given date, or, in the absence of sales on a given date, the closing price on the New York Stock Exchange on the last day on which a sale occurred prior to such date, or such other value as determined in a manner that would not trigger adverse tax consequences under Code Section 409A and in accordance with the terms specified in an Award Agreement.

(n)	Fiscal Year. The Company’s taxable year, which is the calendar year.

(o)	Non-Employee Director. A non-employee director, as defined in Rule 16b-3 under the Exchange Act, of the Company.

(p)

Parent. Any entity (other than the Company) in an unbroken chain of entities ending with the Company, if, at the time of the grant of an Option or other Award, each of the entities (other than the Company) owns 50% or more of the total combined voting power of all classes of stock or ownership interests in one of the other entities in such chain.

(q)	Participant. An individual who is granted an Award under the Plan, and any beneficiary or authorized transferee of such individual.

(r)	SEC. The Securities and Exchange Commission.

(s)	Share. A share of Common Stock.

(t)

Subsidiary. Any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option or other Award, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the corporations in such chain.

3.	COMMON STOCK

3.1 Number of Shares. The number of Shares available for grant as an Award under the Plan after the Effective Date shall be the sum of (a) all Shares subject to outstanding Awards previously granted under the Prior Plan as of the Effective Date, (b) all Shares authorized and available for issuance or grant as Awards under the Prior Plan immediately prior to the Effective Date and (c) 10,000,000 Shares. Shares may be authorized but unissued Shares, Shares held in the treasury, or both. Notwithstanding the preceding sentence, only Shares held in the treasury may be used to provide an Award to a Participant if the use of authorized but unissued Shares would violate any applicable law, rule or regulation.

3.2 Share Usage. Of the Shares available for grant under the Plan on and after the Effective Date, Shares issued pursuant to Awards other than Options or SARs shall reduce the number of Shares available under Section 3.1 by three (3) Shares with respect to each Share issued pursuant to such Award. Awards settled in cash shall not reduce the Shares available for grant under the Plan. If an Award expires or is terminated, cancelled or forfeited, the Shares associated with the expired, terminated, cancelled or forfeited Awards shall again be available for grant under the Plan.

The following Shares shall not become available for issuance under the Plan:

(a)	Shares tendered by Participants or withheld as full or partial payment to the Company upon exercise of Options granted under this Plan;

(b)	Shares subject to a SAR or an Option settled in Shares and that are not issued upon net settlement or net exercise of the SAR or the Option;

(c)

Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Restricted Stock or the exercise of Options or SARs granted under the Plan or upon any other payment or issuance of Shares under the Plan; and

(d)	Shares that have been repurchased by the Company directly using the cash proceeds received by the Company from the exercise of Options granted under the Plan.

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3.3 Adjustments.

(a)

If there is any change in the Common Stock of the Company by reason of any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per Share value of Shares underlying an Award to change, such as a stock dividend, stock split, or spin-off (each, an “Equity Restructuring”), the total number of Shares reserved for issuance under the Plan, the maximum number of Shares issuable for a given type of Award or to an individual Participant, and any outstanding Awards granted under the Plan and the price thereof, if any, shall be proportionately adjusted by the Committee; provided that the number of Shares subject to an award shall always be a whole number.

(b)

In the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, or other change in capital structure of the Company, tender offer for shares of Stock or a Change in Control, that in each case does not constitute an Equity Restructuring, the Committee may take any of the actions permitted by Section 15.

(c)

The existence of the Plan and the Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

3.4 Awards Granted under Prior Plan and Code Section 162(m) Transition Rule. Awards granted under the Prior Plan before the Effective Date shall be subject to the terms and conditions of the Plan, except (a) if an Award granted under the Prior Plan incorporates a definition by reference to the Prior Plan (other than the definition of Plan), the definition in the Prior Plan shall govern if different from the definition in the Plan or if no such definition appears in the Plan, (b) no termination, amendment, suspension, or modification of the Prior Plan or an Award granted under the Prior Plan shall adversely affect any Award granted under the Prior Plan, without the written consent of the Participant holding such Award, and (c) solely to the extent required to preserve the availability of a tax deduction for the Company under Code Section 162(m), the terms of the Prior Plan shall govern each Award granted or to be granted under the Prior Plan (i) that constitutes remuneration pursuant to a binding written contract that was in effect on November 2, 2017 or (ii) as to which transition relief from the changes made to Code Section 162(m) by the Tax Cuts and Jobs Act of 2017 is otherwise available.

3.5 ISO Limit. Up to one hundred percent (100%) of the Shares available for grant under the Plan after the Effective Date may be available for grants of ISOs.

4.	PARTICIPANTS AND ELIGIBILITY

4.1 Participants. Awards may be granted to:

(a)	Employees;

(b)	Non-Employee Directors;

(c)	individuals who, and entities that, render services to an Employer.

4.2 Eligibility. The Participants and the Awards they receive under the Plan shall be determined by the Committee. In making its determinations, the Committee shall consider any factors it deems relevant in selecting Participants and determining the amount and type of their respective Awards. Such factors shall include, but are not limited to, past, present and expected future contributions of Participants and potential Participants to the Employer. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan. The Committee’s grant of an Award to a Participant in any year shall not require the Committee to grant an Award to that Participant in any other year.

5.	ADMINISTRATION

5.1 Committee. The Plan shall be administered by the Committee. The Committee shall consist of two or more members of the Board who are Non-Employee Directors. The members of the Committee shall be appointed by and shall serve at the pleasure of the Board. The Committee may select one of its members as its Chairman and shall hold its meetings at such times

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Appendix: Flexible Stock Plan

and places as it may determine. A majority of its members shall constitute a quorum. At any meeting of the Committee at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the members present. Any action of the Committee may be taken without a meeting if a consent setting forth the action in writing is signed by all the members of the Committee. All determinations of the Committee shall be final and binding on all persons, including the Company, any Participant, any stockholder and any Employee of the Company or any Affiliate. No member of the Board or any of its committees shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

5.2 Authority. Subject to the terms of the Plan and such resolutions as may from time to time be adopted by the Board, the Committee shall have full power and discretion to:

(a)	determine the Participants to whom Awards may be granted;

(b)	determine the type of Award to be granted to each Participant;

(c)	determine the number of Shares to be covered by each Award;

(d)	determine the terms and conditions of any Award;

(e)	determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or cancelled or suspended;

(f)

determine, in accordance with applicable law, whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant;

(g)	interpret and administer the terms of the Plan and any instrument or Agreement entered into under the Plan;

(h)	establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(i)	make any other determination and take any other action it deems necessary or desirable for administration of the Plan.

5.3 Delegation. To the extent permitted by law, the Committee may delegate all or any part of its authority under the Plan to any Employee or a committee of the Board, except that it may not delegate any action related to grants of Awards to individuals who are subject to Section 16 of the Exchange Act.

6.	OPTIONS

6.1 Description. An Option is a right to purchase a number of Shares at a price, at such times, and upon such other terms and conditions specified in the documents evidencing the Award. The Committee may grant Options intended to qualify as incentive stock options (“ISOs”) pursuant to Section 422 of the Code, as well as non-qualified options (“NQSOs”) under the Plan. Except as otherwise provided in Sections 6.2 and 6.3, the terms and conditions of all Options shall be determined by the Committee.

6.2 ISOs. ISOs can be granted only to Employees of the Company, a Parent, or a Subsidiary. Each ISO must be granted to an Employee for a term not to exceed ten years from the date of grant. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares on the date the Option is granted. The terms of an ISO shall meet all requirements of Section 422 of the Code.

6.3 NQSOs. The purchase price for Shares under any NQSO shall be no less than the Fair Market Value of the Shares on the date the Option is granted. The term of any NQSO shall not exceed ten years from the date of grant.

7.	STOCK APPRECIATION RIGHTS

A Stock Appreciation Right (“SAR”) gives a Participant the right to receive, for each SAR exercised, an amount equal to the excess of the Fair Market Value of a Share on the date the SAR is exercised and the Fair Market Value of a Share on the date the SAR was granted. The term of any SAR shall not exceed ten years from the date of grant. SARs may be settled in cash or in Shares, as determined by the Committee, and are subject to the terms and conditions expressed in the document evidencing the Award.

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Appendix: Flexible Stock Plan

8.	RESTRICTED STOCK

8.1 Description. A Restricted Stock Award is an award of Shares, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the document evidencing the Award. Restricted Stock may be issued in certificate form or held in book entry on the records of the Company’s transfer agent and registrar. If Restricted Stock is issued in certificate form, the Shares may be held by the Company (or other person designated by the Committee) as escrow agent until the restrictions on such Shares have lapsed or the Company may require the certificate to bear a legend stating that such Shares are non-transferable until all restrictions have been satisfied and the legend has been removed.

8.2 Voting Rights. Recipients of Restricted Stock shall have full voting rights with respect to such Shares during the restriction period, unless otherwise determined by the Committee.

8.3 Dividends. Recipients of Restricted Stock shall be entitled to receive dividends and other distributions with respect to such Shares during the restriction period, unless otherwise determined by the Committee. Dividends may be paid in cash or in Shares, at the Committee’s discretion. If paid in Shares, the dividend Shares shall be subject to the same restrictions as the Shares of Restricted Stock with respect to which they were paid.

8.4 Price of Restricted Stock. As permitted under applicable law, the Committee shall determine the price, if any, at which Restricted Stock shall be sold or awarded to Participants.

8.5 Non-Transferability. Shares of Restricted Stock shall not be transferable during the restriction period except for transfer by bequest or inheritance or as otherwise permitted by the Committee.

9.	STOCK UNITS

9.1 Description. A Stock Unit Award is the award of a right to receive the market value of one Share, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the document evidencing the Award. Stock Units may be settled in cash or in Shares, as determined by the Committee. Stock Units represent an unfunded and unsecured obligation of the Company. Participants shall have no rights as a shareholder with respect to Stock Units until such Stock Units have been converted to Shares and delivered to the Participant.

9.2 Dividend Equivalents. Stock Units may accrue dividend equivalents, as determined by the Committee.

9.3 Price of Stock Units. As permitted under applicable law, the Committee shall determine the price, if any, at which Stock Units shall be sold or awarded to Participants.

10.	PERFORMANCE AWARDS

A Performance Award entitles a Participant to receive a specified number of Shares or cash equal to the Fair Market Value of such Shares at the end of a performance period, as specified in the document evidencing the Award. The ultimate number of Shares distributed or cash paid depends upon the extent to which pre-established performance objectives are met during the applicable performance period.

11.	OTHER STOCK BASED AWARDS AND OTHER AWARDS

11.1 Other Stock Based Awards. The Committee shall have the right to grant Other Stock Based Awards which may include, without limitation, the grant of Shares and the grant of securities convertible into Shares. “Other Stock Based Award” means an Award (other than the types of Awards specified in Sections 6 through 10) that has a value that is derivative of the value of, determined by reference to a number of Shares, or determined by reference to dividends payable on, Shares, and may be settled in Shares or in cash.

11.2 Other Awards. The Committee shall have the right to provide other types of Awards under the Plan (including cash) in addition to those specifically listed, if the Committee believes that such Awards would further the purposes for which the Plan was established.

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Appendix: Flexible Stock Plan

12.	AGREEMENTS AND PROVISIONS OF AWARDS

12.1 Grant Evidenced by Agreement. The grant of any Award under the Plan may be evidenced by an Agreement which shall describe the specific Award granted and the terms and conditions of the Award. If required by the Committee, the granting of any Award may be subject to, and conditioned upon, the recipient’s execution of any Agreement. Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and the Agreement shall be subject to all of the terms of the Plan in effect on the date of the Award, unless otherwise specified in the Agreement or in any amendment to the Plan or the Agreement.

12.2 Provisions of Agreement. Each Agreement shall contain such provisions as the Committee shall determine necessary or appropriate for the Award, which may include: description of the type of Award; the Award’s duration; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Award of the Participant’s death or termination of employment; the Award’s conditions; when, if, and how any Award may be forfeited, converted into another Award, modified, exchanged for another Award, or replaced; and the restrictions on any Shares purchased or granted under the Plan. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant of any Shares issued under an Award, including without limitation: (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participants and holders of other Company equity compensation arrangements, (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (d) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12.3 Performance Conditions. The Committee may require the satisfaction of certain performance goals as a condition to the grant or vesting of any Award provided under the Plan.

12.4 Payment. Upon the exercise of any Option or in the case of any Award that requires a payment to the Company, the amount due the Company is to be paid:

(a)	in cash;

(b)	by the tender to the Company of Shares owned by the optionee and registered in his name having a Fair Market Value equal to the amount due the Company;

(c)	by any combination of the payment methods specified in (a) and (b) above.

Notwithstanding the foregoing, any method of payment other than cash may be used only with the consent of the Committee or to the extent so provided in an Agreement.

In addition, the Committee may, in its discretion, permit any other manner of exercise and methods by which the exercise may be paid as it determines, which may include broker-assisted cashless exercise arrangements or other cashless exercise arrangements.

The proceeds of the sale of Common Stock purchased pursuant to an Option and any payment to the Company for other Awards shall be added to the general funds of the Company or to the Shares held in treasury, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.

12.5 Deferral. Subject to the requirements of Code Section 409A, the right to receive any Award under the Plan may, at the request of the Participant but subject to approval of the Committee (which may be withheld for any reason), be deferred for such period and upon such terms as the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends or dividend equivalents on deferrals denominated in Shares.

12.6 Withholding. The Company may, at the time any distribution is made under the Plan, or at the time any Option is exercised, or at any time required by law, withhold from such distribution or Shares issuable upon the exercise of an Option, any amount (but not in excess of the maximum statutory tax rates in the applicable jurisdiction) necessary to satisfy tax withholding requirements with respect to such distribution or exercise of such Option. The Committee or the Company may, at any time, require a Participant to tender the Company cash in the amount necessary to comply with any such withholding requirements.

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Appendix: Flexible Stock Plan

12.7 Tandem Awards. Awards may be granted by the Committee in tandem. However, no Award may be granted in tandem with an ISO except a SAR.

12.8 Awards Not Transferable. Except to the extent that the Committee may provide otherwise as to any Awards other than ISOs, Awards are not transferable or assignable except by will or by the laws of descent and distribution, and are exercisable, during the Participant’s lifetime only by the Participant, or in the event of disability of the Participant, by the legal representative of the Participant, or in the event of death of the Participant by the legal representative of the Participant’s estate. Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

12.9 Awards to Non-U.S. Participants. The Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which Participants residing outside the United States of America shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability, retirement or termination of employment; available methods of exercise or settlement of an Award; payment of income, social insurance contributions and payroll taxes; and, the withholding procedures and handling of any Share certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

13.	AMENDMENT AND TERMINATION OF PLAN

13.1 Amendment and Termination. The Board shall have the sole right and power to amend or terminate the Plan at any time, except that the Board may not amend the Plan, without approval of the shareholders of the Company, in a manner that would cause Options which are intended to qualify as ISOs to fail to qualify or in a manner which would violate applicable law, and the Board shall obtain shareholder approval for any amendment to the Plan that, (a) except as provided in Section 3.3 of the Plan, increases the number of Shares available under the Plan, (b) expands the classes of individuals eligible to receive Awards, or (c) would otherwise require shareholder approval under the rules of the applicable exchange.

13.2 Participants’ Right. The amendment or termination of the Plan shall not adversely affect a Participant’s right to any Award granted prior to such amendment or termination, without the consent of the Participant to whom such Award was granted.

14.	MODIFICATION OR TERMINATION OF AWARDS

14.1 Committee’s Right. Any Award granted may be converted, modified, forfeited or cancelled, in whole or in part, by the Committee if and to the extent (a) not prohibited by the Plan or the applicable Agreement (except to the extent that such action would adversely affect the rights of the Participant in a manner not expressly contemplated by the Plan or Agreement), or (b) with the consent of the Participant to whom such Award was granted. The Committee shall have the right, in its discretion, to cancel all or any portion of an Award issued to a Participant who (a) violates any confidentiality, non-solicitation or non-compete obligations or terms in his or her Award or Agreement, or an employment agreement, confidentiality agreement, separation agreement, or any other similar agreement (including without limitation the Employee Invention, Confidentiality, Non-solicitation and Non-interference Agreement) with the Company, or (b) engages in improper conduct contributing to the need to restate any external Company financial statement, (c) commits an act of fraud or significant dishonesty, or (d) commits a significant violation of any of the Company’s written policies (including without limitation the Business Policies Manual) or applicable laws.

14.2 Clawbacks. Notwithstanding anything to the contrary contained in the Award Agreement, the Committee shall have the right to require a Participant to forfeit and repay to the Company all or part of the income or other benefit received on the vesting, exercise, or payment of an Award (a) in the preceding two years if, in its discretion, the Committee determines that the Participant engaged in any activity referred to in Section 14.1 and that such activity resulted in a significant financial or reputational loss to the Company, (b) to the extent required under applicable law or securities exchange listing standards, or (c) to the extent required or permitted under any written policy of the Company dealing with recoupment of compensation, subject to any limits of applicable law. For the purposes of the clawback, improper conduct contributing to the need to restate any external Company financial statements will always be deemed to result in a significant loss.

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Appendix: Flexible Stock Plan

14.3 Replacement. The Committee may permit a Participant to elect to surrender an Award in exchange for a new Award to the extent such surrender and exchange would not result in adverse tax consequences under Code Section 409A. However, the Committee may not cancel an outstanding Option or SAR that is underwater for the purpose of reissuing the Option or SAR to the Participant at a lower exercise price or granting a replacement Award of a different type.

14.4 No Repricing. Other than as provided in Section 3.3, the exercise price of an Option or SAR may not be reduced without shareholder approval.

14.5 Not Exclusive Remedy. The remedies provided in this Article 14 are not exclusive and are in addition to, and not in lieu of, any other rights or remedies the Company may have at law or in equity.

15.	CHANGE IN CONTROL OR CHANGE DESCRIBED IN SECTION 3.3(b)

15.1 Modification of Awards. To the end of preserving the intended economic benefits of Awards to the extent feasible, in the event of a Change in Control or other event described in Section 3.3(b), the Committee may, in any Agreement evidencing an Award, or at any time prior to or simultaneously with or after such event, make such adjustments with respect to Awards as it deems necessary or appropriate, but only to the extent such action would not result in adverse tax consequences under Code Section 409A. Without in any way limiting the generality of the foregoing, the Committee may:

(a)

provide for the acceleration of any time periods relating to the exercise or realization of such Award so that such Award may be exercised or realized in full on or before a date fixed by the Committee;

(b)

provide for the purchase of such Award, upon the Participant’s request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Award had such Award been currently exercisable or payable;

(c)	make such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or

(d)	cause the Awards then outstanding to be assumed, or new Awards substituted therefore, by the surviving corporation in such change.

15.2 Double-Trigger Vesting upon Change in Control. Notwithstanding Section 15.1, the Committee may not provide that an Award shall become vested solely upon the occurrence of a Change in Control (unless the acquirer in the Change in Control requires that outstanding Awards be terminated as a result of the Change in Control) but may provide that an Award shall become vested in connection with a termination of employment that occurs within a specified time before, upon, or after a Change in Control.

16.	MISCELLANEOUS PROVISIONS

16.1 Headings and Subheadings. The headings and subheadings contained in the Plan are included only for convenience and shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

16.2 Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Missouri, without reference to the principles of conflict or choice of laws that might otherwise refer to the laws of another jurisdiction.

16.3 Purchase for Investment. The Committee may require each person purchasing Shares pursuant to an Option or other award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

16.4 No Employment Contract. The adoption of the Plan or grant of an Award under the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.

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Appendix: Flexible Stock Plan

16.5 No Effect on Other Benefits. The receipt of Awards under the Plan shall have no effect on any benefits to which a Participant may be entitled from the Employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.

16.6 Conflicts in Plan. In the case of any conflict in the terms of the Plan relating to an Award, the provisions in the Section of the Plan which specifically grants such Award shall control those in a different Section.

16.7 Code Section 409A Compliance. Some of the Awards that may be granted pursuant to the Plan may be considered non-qualified deferred compensation subject to Code Section 409A. All Awards under the Plan are intended to either (a) be exempt from Code Section 409A or (b) if subject to Code Section 409A, to meet all of the requirements of Code Section 409A and any applicable guidance issued by the Internal Revenue Service and the Department of Treasury, and the Plan and Award Agreements under the Plan will be construed consistent with this intent. To the extent necessary to comply with Code Section 409A, an Award may be modified, replaced or terminated in the discretion of the Committee. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award is or may become subject to Code Section 409A, the Company may adopt such amendments to the Plan and the related Award Agreements, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to comply with Code Section 409A, exclude or exempt the Plan or any Award from the requirements of Code Section 409A, or mitigate the adverse tax or economic consequences to the Participant. Notwithstanding anything in the Plan or any Award to the contrary, to the extent necessary to avoid the adverse tax consequences under Code Section 409A, in the event that a Participant is determined to be a specified employee in accordance with Code Section 409A, for purposes of any payment upon separation from service hereunder, such payments shall be made or begin, as applicable, six months following the date of separation from service. Notwithstanding any other provision of the Plan, while the Committee intends that all Awards under the Plan will be exempt from or compliant with Code Section 409A, the Company provides no assurances that any Award under the Plan will be exempt from or compliant with Code Section 409A, and each Participant will be solely responsible for the Participant’s own taxes.

16.8 Compliance with Laws. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges on which the Company’s securities are listed as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares under the Plan before (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and (b) completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective. The inability of the Company or impracticability to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.

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Driving Directions to the Wright Conference Center

1 Leggett Road, Carthage, Missouri

Leggett & Platt®

1 Visitor entrance

2 Conference Centers entrance

2
CONFERENCE
CENTERS
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MAIN ENTRANCE
LEGGETT & PLATT CORPORATE CAMPUS
LEGGETT RD

LEGGETT RD
BROOKLYN
HEIGHTS EXIT
96
LEGGETT & PLATT
NORTH TO
KANSAS CITY
CENTRAL AVE
CENTRAL AVE/
WEBB CITY EXIT
CARTHAGE
171
WEST TO
WEBB CITY
FIR RD/HH HIGHWAY
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49
249
44
49
EAST TO
SPRINGFIELD
SOUTH TO
NEOSHO
WEST TO
JOPLIN and TULSA, OK
49
SOUTH TO
FAYETTEVILLE, AR

ANNUAL MEETING OF SHAREHOLDERS

Friday, May 15, 2020

10:00 a.m. Central Time

LEGGETT & PLATT, INCORPORATED

WRIGHT CONFERENCE CENTER

1 Leggett Road

Carthage, Missouri 64836

LEGGETT & PLATT, INCORPORATED 1 Leggett Road Carthage, Missouri 64836	proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), hereby acknowledges receipt of the Notice of 2020 Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2019, and hereby appoints Karl G. Glassman and Scott S. Douglas as proxies and attorneys-in-fact, with full power of substitution to represent the undersigned at the 2020 Annual Meeting of Shareholders of the Company to be held on May 15, 2020 at 10:00 a.m. Central Time at the Wright Conference Center, located at 1 Leggett Road, Carthage, Missouri 64836, and at any adjournment thereof, and to vote all shares that the undersigned would be entitled to vote if personally present.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF PRICEWATER-HOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE AMENDMENT AND RESTATEMENT OF THE FLEXIBLE STOCK PLAN, AND FOR APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE COMPANY’S PROXY STATEMENT. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE VOTE BY INTERNET OR MARK, SIGN, DATE AND RETURN

THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address change? Check this box and indicate changes below: ☐

Return Your Proxy by Mail or Vote by Internet 24 Hours a Day, 7 Days a Week
Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.proxypush.com/leg Use the Internet to vote your proxy until 5:00 p.m. (CT) on May 14, 2020.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Proposals 1, 2, 3 and 4.

1. Election of directors:
		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

a.	Mark A. Blinn	☐	☐	☐	g.	Joseph W. McClanathan	☐	☐	☐

b.	Robert E. Brunner	☐	☐	☐	h.	Judy C. Odom	☐	☐	☐

Please fold here – Do not separate

c.	Mary Campbell	☐	☐	☐	i.	Srikanth Padmanabhan	☐	☐	☐

d.	J. Mitchell Dolloff	☐	☐	☐	j.	Jai Shah	☐	☐	☐

e.	Manuel A. Fernandez	☐	☐	☐	k.	Phoebe A. Wood	☐	☐	☐

f.	Karl G. Glassman	☐	☐	☐

2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.	☐	For	☐	Against	☐	Abstain

3. Approval of the amendment and restatement of the Flexible Stock Plan.	☐	For	☐	Against	☐	Abstain

4. An advisory vote to approve named executive officer compensation as described in the Company’s proxy statement.	☐	For	☐	Against	☐	Abstain

5. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

IN THEIR DISCRETION, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,

WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

Date

Signature(s) in Box

Please sign exactly as your name appears on this card. If stock is jointly owned, all parties must sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.